Exhibit 10.2

LOAN AGREEMENT
Dated as of January 5, 2007
Between
SOUTH 17TH STREET OWNERCO, LLC,
as Borrower
and
GREENWICH CAPITAL FINANCIAL PRODUCTS, INC.,
as Lender
Property: 120 South 17th Street
                                     Philadelphia, Pennsylvania 19103

-i-

-ii-

-iii-

-iv-

Schedule 1 — Reserved
Schedule 2 — Intentionally Deleted
Schedule 3 — Organizational Structure Chart of Borrower
Schedule 4 — Intentionally Omitted
Schedule 5 — Requirements For Replacement Interest Rate Cap Agreements

-v-

LOAN AGREEMENT
          THIS LOAN AGREEMENT, dated as of January 5, 2007 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), is made by and between GREENWICH CAPITAL FINANCIAL PRODUCTS, INC, a corporation organized and existing under the laws of the state of Delaware, whose address is 600 Steamboat Road, Greenwich, Connecticut 06830, together with its successors, assigns and transferees (“Lender”), and SOUTH 17TH STREET OWNERCO, LLC, a Delaware limited liability company, having an address at 900 North Michigan Avenue, Chicago, Illinois 60611, (“Borrower”).
W I T N E S S E T H:
          WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and
          WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).
          NOW, THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:
          I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION
          Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
          “Acceptable Bid Package” means a summary of the substantive terms and provisions of the proposed Replacement Interest Rate Cap Agreement which otherwise satisfies the requirements of this Agreement.
          “Acceptable Counterparty” means any Counterparty to the Interest Rate Cap Agreement that has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement, a long-term unsecured debt rating of not less than “AA-” by S&P, “Aa3” from Moody’s, and “AA-” from Fitch.
          “Acceptable Manager” shall mean any of the following entities (including any Affiliates thereof): Intercon (operating as Inter-Continental), Marriott (operating as Ritz Carlton, JW or a full service Marriott), Hilton (operating as Conrad or a full service Hilton), Starwood (operating as Luxury Collection, St. Regis, Westin or W), Hyatt, Fairmont, Omni, Carlson, Pan Pacific, Mandarin Oriental, Four Seasons, Interstate (operating as Inter-Continental, Ritz Carlton, JW, a full service Marriott, Conrad, a full service Hilton, Luxury Collection, St. Regis, Westin, W, Hyatt, Fairmont, Omni, Pan Pacific, Mandarin Oriental or Four Seasons), Highgate (operating as Inter-Continental, Ritz Carlton, JW, full service Marriott, Conrad, full service

Hilton, Luxury Collection, St. Regis, Westin, W, Hyatt, Fairmont, Omni, Pan Pacific, Mandarin Oriental or Four Seasons).
          “Accor” shall mean Accor Business and Leisure North America, Inc., a Florida corporation.
          “Additional Insolvency Opinion” shall have the meaning set forth in Section 5.2.13(b) hereof.
          “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person.
          “Agent” shall mean Wachovia Bank, N.A., or any successor Eligible Institution acting as Agent under the Cash Management Agreement.
          “Agreement” shall have the meaning set forth in the introductory paragraph.
          “ALTA” shall mean American Land Title Association, or any successor thereto.
          “Alteration” shall mean any demolition, alteration, installation, improvement or expansion of or to the Property or any portion thereof. Notwithstanding the foregoing, the term “Alteration” shall not include any FF&E Replacements.
          “Alteration Threshold Amount” shall mean an amount equal to $2,803,500.00.
          “Applicable State Law” shall have the meaning set forth in Section 9.3(a) hereof.
          “Approved Bank” shall mean (i) with regard to a Letter of Credit having a term in excess of three (3) months, a bank or other financial institution which has a minimum long-term unsecured debt rating of at least “AA” by S&P and its equivalent by the other Rating Agency or Rating Agencies, as applicable and (ii) with regard to a Letter of Credit having a term not in excess of three (3) months, a bank or other financial institution which has a minimum long-term unsecured debt rating by S&P of at least A-1+ and its equivalent by the other Rating Agency or Rating Agencies, as applicable. Notwithstanding the foregoing, Bank of America shall be deemed an “Approved Bank” provided it maintains a minimum long-term unsecured debt rating of at least “AA-” by S&P.
          “Assignment of Interest Rate Cap Agreement” shall mean that certain Collateral Assignment of Interest Rate Protection Agreement, dated as of the date hereof, from Borrower to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, assigning to Lender all of Borrower’s interest in and to the Leases and Rents of the Property as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

          “Assignment of Management Agreement” shall mean that certain Hotel Assignment, Consent and Recognition Agreement dated as of the date hereof among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Assumed Note Rate” shall have the meaning set forth in Section 2.3.1(c).
          “Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.
          “Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.
          “Basic Carrying Costs” shall mean the sum of the following costs associated with the Property for the relevant Fiscal Year or payment period: (i) Taxes and (ii) Insurance Premiums.
          “Borrower” shall have the meaning set forth in the introductory paragraph of this Agreement, together with its successors and permitted assigns.
          “Borrower’s Remainder” shall have the meaning set forth in the Cash Management Agreement.
          “Breakage Costs” shall have the meaning set forth in Section 2.2.8.
          “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.
          “Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).
          “Cash Management Account” shall have the meaning set forth in the Cash Management Agreement.
          “Cash Management Agreement” shall mean that certain Cash Management Agreement by and among Borrower, Agent and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Cash Management Period” means any period commencing on the first Business Day after the occurrence of the Cash Management Trigger Event through the first Payment Day after Lender’s determination, in its reasonable judgment, that the Event of Default giving rise to such Cash Management Trigger Event no longer exists.

          “Cash Management Trigger Event” shall mean the occurrence and continuance of an Event of Default.
          “Casualty” shall have the meaning set forth in Section 6.2 hereof.
          “Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.
          “Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.
          “Closing Date” shall mean the date of this Agreement.
          “Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
          “Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.
          “Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.
          “Constituent Member” shall mean any direct member or partner in Borrower and any Person that, directly or indirectly through one or more other partnerships, limited liability companies, corporations or other entities is a member or partner in Borrower.
          “control” (and the correlative terms “controlled by” and “controlling” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of the business and affairs of the entity in question by reason of the ownership of beneficial interests, by contract or otherwise.
          “Counterparty” means the Person which is the issuer of the Interest Rate Cap Agreement.
          “Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including the Spread Maintenance Premium) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage or any other Loan Document.
          “Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due and payable during such period under the Note.

          “Debt Service Payment Amount” shall mean, as to a specific Payment Date, the interest which accrued on the outstanding principal balance of the Loan for the applicable Interest Period.
          “Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
          “Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate or (b) four percent (4%) above the Regular Interest Rate.
          “Determination Date” shall mean, with respect to any Interest Period, the date which is two London Business Days prior to the fifth (5th) day of the calendar month in which such Interest Period commences.
          “Disclosure Document” shall have the meaning set forth in Section 9.2(a) hereof.
          “Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
          “Eligible Institution” shall mean a depository institution or trust company the deposits of which are insured by the Federal Deposit Insurance Corporation and the short term unsecured debt obligations or commercial paper of which (or its parent holding company) are rated at least A-1 by S&P, P-1 by Moody’s and F-1+ by Fitch in the case of accounts in which funds are held for 30 days or less (or, in the case of accounts in which funds are held for more than 30 days, the long term unsecured debt obligations of which are rated at least “AA” by S&P and Fitch and “Aa2” by Moody’s).
          “Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Equipment” shall have the meaning set forth in the granting clause of the Mortgage.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
          “Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

          “Exchange Act” shall have the meaning set forth in Section 9.2(a) hereof.
          “Exculpated Parties” shall have the meaning set forth in Section 9.4 hereof.
          “Executive Order” shall have the meaning set forth in Section 4.1.34(a) hereof.
          “Extension Option” shall have the meaning set forth in Section 2.6 hereof.
          “Extension Term” shall mean, collectively, the First Extension Term, the Second Extension Term and the Third Extension Term.
          “FF&E” shall mean all fixtures, furniture, furnishings, equipment (including operating equipment, operating supplies and fixtures attached to and forming part of the Improvements), apparatus and other personal property used in, or held in storage for use in (or if the context so dictates, required in connection with), or required for the operation of that portion of Improvements to be used as a hotel in accordance with this Agreement, including, without limitation, (i) office furnishings and equipment, (ii) specialized hotel and spa equipment necessary for the operation of any portion of the Improvements, including equipment for kitchens, laundries, dry cleaning facilities, bars, restaurants, public rooms, commercial and parking space, spa and recreational facilities, and (iii) all other furnishings and equipment as Borrower deems necessary or desirable for the operation of that portion of Improvements to be used as a hotel in accordance with this Agreement.
          “FF&E Expenditures” shall mean hard and soft costs incurred in connection with the FF&E Replacements.
          “FF&E Replacements” means the refurbishment, replacement or installation of FF&E as may be necessary or desirable to maintain and operate a reputable hotel in accordance with this Agreement.
          “FF&E Reserve Account” shall have the meaning set forth in Section 7.4.1 hereof.
          “FF&E Reserve Fund” shall have the meaning set forth in Section 7.4.1 hereof.
          “First Extended Maturity Date” shall mean February 1, 2010, or if February 1, 2010 is not a Business Day, the first Business Day succeeding February 1, 2010.
          “First Extension Term” shall have the meaning set forth in Section 2.6 hereof.
          “Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.
          “Fitch” shall mean Fitch, Inc.
          “Force Majeure” shall mean acts of god, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes or work stoppages which are industry-wide and not aimed at Borrower nor its Affiliates, or other causes beyond the reasonable control of Borrower and/or its Affiliates, but Borrower’s lack of funds in and of itself shall not be deemed a cause beyond the control of Borrower.
          “Foreign Taxes” shall have the meaning set forth in Section 2.2.8 hereof.
          “GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.
          “GEM” shall mean GEM Realty Fund III, L.P., a Delaware limited partnership.
          “GEM Guaranty” shall mean that certain Guaranty of Recourse Obligations executed and delivered by GEM in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.
          “Greenwich” shall have the meaning set forth in Section 9.2(b) hereof.
          “Greenwich Entity” shall mean any one or more funds, investment vehicles or similar Person(s) controlled, directly or indirectly, by Greenwich Capital Financial Products, Inc.
          “Greenwich Group” shall have the meaning set forth in Section 9.2(b) hereof.
          “Gross Income from Operations” shall mean all income, computed in accordance with GAAP, derived from the ownership and operation of the Property from whatever source, including, but not limited to, Rents, utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits, and other required pass-throughs and amounts paid under any Interest Rate Cap Agreement but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, Insurance Proceeds (other than business interruption or other loss of income insurance), Awards, unforfeited security deposits, utility and other similar deposits and any disbursements to Borrower from the Reserve Funds. Gross Income from Operations shall not be diminished as a result of the Mortgage or the creation of any intervening estate or interest in the Property or any part thereof.
          “Guarantor” shall mean, individually or collectively, as the context requires, Whitehall, and GEM.
          “Guaranty” shall mean, collectively, the Whitehall Guaranty and the GEM Guaranty.
          “Hotel Operator” shall mean South 17th Street LeaseCo, LLC.

          “Hotel Operator Sole Member” shall mean South 17th Street LeaseCo Mezzanine, LLC, a Delaware limited liability company.
          “Hotel Operating Lease” shall mean the lease dated as of the date hereof between Borrower and Hotel Operator.
          “Improvements” shall have the meaning set forth in the granting clause of the Mortgage.
          “Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) indebtedness or liability for borrowed money; (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations evidenced by a note or similar instrument for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other similar contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed.
          “Independent Member” shall have the meaning set forth in Section 4.1.30(p).
          “Indemnified Claims” shall have the meaning set forth in Section 10.13(b).
          “Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b).
          “Initial Maturity Date” shall mean February 1, 2009.
          “Insolvency Opinion” shall mean that certain opinion letter dated the date hereof delivered by Levenfeld Pearlstein LLP in connection with the Loan.
          “Institutional Lender” shall mean an affiliate of Whitehall (including GSG) and/or any one of more of the following other entities, provided that for any such other entity to qualify as an Institutional Lender hereunder, such other entity, together with its affiliates, must have total assets of at least $1,000,000,000.00 and stockholders’ equity or net worth of at least $250,000,000.00 (or, in either case, the equivalent thereof in a foreign currency) as of the date the loan is made: a savings bank, a savings and loan association, a commercial bank or trust company, an insurance company subject to regulation by any governmental authority or body, a real estate investment trust, a union, a governmental or secular employees’ welfare, benefit, pension or retirement fund, a pension fund property unit trust (whether authorized or unauthorized), an investment company or trust, a merchant or investment bank or any other entity generally viewed as an institutional lender. In each of the foregoing cases, such affiliate or other entity shall constitute an Institutional Lender whether (1) acting for itself or (2) as trustee, as a general partner of a partnership, in a fiduciary, management or advisory capacity or, in the case of a bank, as agent bank, for any number of lenders, so long as in the case of clause (2) the day-to-day management decisions relating to the loan are either exercised by or recommended by such Institutional Lender. Notwithstanding the first sentence of this paragraph, a real estate investment trust that invests primarily in mortgage loans and investment securities, is taxed as a real estate investment trust and, if unaffiliated, has total assets of at least $650,000,000.00 and a net worth of at least $100,000,000.00, shall qualify as an Institutional Lender despite its failure to meet the total asset and net worth tests set forth in such first sentence. As used herein, “GSG” shall mean The Goldman Sachs Group, Inc. and/or its successors and assigns and shall include any person or entity that succeeds (by contract, operation of law or otherwise) to all or substantially all of the assets of and business conducted by GSG.
          “Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.
          “Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.
          “Interest Period” shall mean (i) the period from the date hereof through the first day thereafter that is the last day of a calendar month and (ii) each period thereafter from the 1st day of each calendar month through the last day of each such calendar month; provided, however, that no Interest Period shall end later than the Maturity Date (other than for purposes of calculating interest at the Default Rate), and the initial Interest Period shall begin on and include the Closing Date and shall end on and include the last day of the calendar month in which the Closing Date occurs.
          “Interest Rate Cap Agreement” shall mean the Interest Rate Cap Agreement (together with the confirmation and schedules relating thereto), between an Acceptable Counterparty and Borrower obtained by Borrower as and when required pursuant to Section 2.7. After delivery of a Replacement Interest Rate Cap Agreement to Lender, the term “Interest Rate Cap Agreement” shall be deemed to mean such Replacement Interest Rate Cap Agreement.
          “Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.
          “Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, Alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or Alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

          “Lender” shall mean Greenwich Capital Financial Products, Inc, a corporation organized and existing under the laws of the state of Delaware, together with its successors, assigns and transferees.
          “Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit which is either (a) an “evergreen” letter of credit (meaning, for the purposes of this definition, a Letter of Credit which is automatically renewed unless the issuer thereof provides not less than sixty (60) days notice to Lender that said Letter of Credit will not be automatically renewed) or (b) one which does not expire until at least ten (10) Business Days after (i) the Maturity Date or (ii) the date that is one (1) year from the Closing Date (in which event such Letter of Credit shall, within thirty (30) days of expiration of maturity, be either renewed annually for 12-month periods until such Letter of Credit is no longer required by this Agreement or replaced with another Letter of Credit with a term expiring not earlier than ten (10) Business Days after the Maturity Date) and which Letter of Credit is in form and substance reasonably satisfactory to Lender, and entitles Lender as beneficiary thereunder to draw thereon based solely on a statement purportedly executed by an officer of Lender stating that it has the right to draw thereon, and issued by a domestic Approved Bank or the U.S. agency or branch of a foreign Approved Bank, provided that if there are no domestic Approved Banks or U.S. agencies or branches of a foreign Approved Bank then issuing letters of credit, then such letter of credit may be issued by a domestic bank, the long term unsecured debt rating of which is the highest such rating then given by the Rating Agency or Rating Agencies, as applicable, to a domestic commercial bank.
          “Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.
          “LIBOR Rate” shall mean for each Interest Period, the quoted offered rate for one-month United States dollar deposits with leading banks in the London interbank market that appears as of 11:00 a.m. (London time) on the related Determination Date on Telerate Page 3750.
          If, as of such time on any Determination Date, no quotation is given on Telerate Page 3750, then Lender shall establish the LIBOR Rate on such Determination Date by requesting four Reference Banks meeting the criteria set forth herein to provide the quotation offered by its principal London office for making one-month United States dollar deposits with leading banks in the London interbank market as of 11:00 a.m., London time, on such Determination Date.
     (i) If two or more Reference Banks provide such offered quotations, then the LIBOR Rate for the next Interest Period shall be the arithmetic mean of such offered quotations (rounded upward if necessary to the nearest whole multiple of 1/1,000%).
     (ii) If only one or none of the Reference Banks provides such offered quotations, then the LIBOR Rate for the next Interest Period shall be the Reserve Rate.
     (iii) If on any Determination Date, Lender is required but is unable to determine the LIBOR Rate in the manner provided in paragraphs (i) and (ii) above, the

LIBOR Rate for the next Interest Period shall be the LIBOR Rate as determined on the preceding Determination Date.
          The establishment of the LIBOR Rate on each Determination Date by Lender shall be final and binding absent manifest error.
          “LIBOR Spread” shall mean One Hundred Thirty basis points (1.30%).
          “Licenses” shall have the meaning set forth in Section 4.1.22 hereof.
          “Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
          “Loan” shall mean the loan made by Lender to Borrower in the original principal amount of Fifty-Six Million Seventy Thousand and No/100 Dollars ($56,070,000.00) which is evidenced by the Note and secured by the Mortgage and the other Loan Documents.
          “Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases, the Environmental Indemnity, the Assignment of Management Agreement, the Assignment of Interest Rate Cap Agreement, the Cash Management Agreement, the Lockbox Agreement (if, as and when established), the Guaranty and all other documents executed and/or delivered in connection with the Loan.
          “Lockbox Account” shall have the meaning set forth in Section 2.5.1(a) hereof.
          “Lockbox Agreement” shall have the meaning set forth in the Cash Management Agreement.
          “Lockbox Bank” shall have the meaning set forth in the Cash Management Agreement.
          “London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.
          “Management Agreement” shall mean the management agreement entered into by and between Hotel Operator and Manager, pursuant to which Manager is to provide management and other services with respect to the Property, as the same may be amended or modified in accordance with the terms and provisions hereof.
          “Management Agreement Guaranty” shall mean that certain guaranty of Hotel Operator’s obligations under the Management Agreement by Borrower, as same may be modified, amended and/or restated.

          “Management Termination Event” shall have the meaning set forth in the Cash Management Agreement.
          “Manager” shall mean Accor Business and Leisure Management, LLC, a Delaware limited liability company.
          “Material Adverse Effect” shall mean any event or condition that has a material adverse effect on (i) the use, value or possession of the Property taken as a whole (including the Net Operating Income), (ii) the business, prospects, profits, operations or condition (financial or otherwise) of Borrower, or (iii) the ability of Borrower to repay the principal and interest of the Loan as it becomes due.
          “Material Lease” shall mean a Lease demising more than 2,500 square feet at the Property.
          “Maturity Date” shall mean the Initial Maturity Date or, upon an exercise of the first Extension Option set forth in Section 2.6 of this Agreement, the First Extended Maturity Date, or upon an exercise of the second Extension Option set forth in Section 2.6 of this Agreement, the Second Extended Maturity Date, or upon an exercise of the third Extension Option set forth in Section 2.6 of this Agreement, the Third Extended Maturity Date.
          “Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
          “Moody’s” shall mean Moody’s Investors Service, Inc.
          “Mortgage” shall mean that certain first priority Open-End Mortgage, Absolute Assignment of Leases and Rents, Security Agreement, and Fixture Filing dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Net Cash Flow” for any period shall mean the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.
          “Net Cash Flow After Debt Service” shall mean (i) for any period that a Replacement Management Agreement is in effect, the amount obtained by subtracting Debt Service for such period from Net Cash Flow for such period or (ii) for any period that the Management Agreement is in effect, the “Borrower’s Remainder”.
          “Net Cash Flow Schedule” has the meaning set forth in Section 5.1.11 hereof.
          “Net Operating Income” means the amount obtained by subtracting Operating Expenses from Gross Income from Operations.

          “Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.
          “Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.
          “Note” shall mean that certain Promissory Note of even date herewith in the principal amount of Fifty-Six Million Seventy Thousand and No/100 Dollars ($56,070,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Officers’ Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of Borrower.
          “Operating Expenses” shall mean the total of all expenditures, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including, without limitation, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation, Debt Service, Capital Expenditures and contributions to the Reserve Funds.
          “Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.
          “Patriot Act” shall have the meaning set forth in Section 4.1.34(a) hereof.
          “Payment Date” shall mean the first (lst) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately succeeding Business Day.
          “Permitted Debt” shall have the meaning set forth in Section 4.1.30(e) hereof.
          “Permitted Encumbrances” shall mean, collectively, (a) the Liens and security interests created by the Loan Documents, (b) those exceptions shown in the Title Insurance Policy; (c) liens for Taxes or Other Charges or levies, either not yet due and payable or to the extent that non-payment thereof is permitted by the terms hereof; (d) workers, mechanics, or other similar liens on the Property arising after the date hereof in the ordinary course of business, and which are being contested in good faith as required by the terms hereof; (e) deposits securing or in lieu of surety, appeal or customs bonds in proceedings to which Borrower is a party; (f) any attachment or judgment lien, provided that the judgment it secures shall, within sixty (60) days after the entry thereof, have been bonded, discharged or execution thereof stayed pending appeal, or shall have been discharged within sixty (60) days after the expiration of any such stay; (g) liens or encumbrances, expressly allowed by the Loan Documents, mechanics’ liens, which are subordinate to the lien of the Mortgage, arising out of work performed by or materials furnished to or on behalf of Borrower (and which are being contested in good faith as required by the terms hereof); and (h) easements, rights-of-way, restrictions (including zoning restrictions), defects or irregularities in title and other similar title matters not, in any material respect, interfering with the operation, use or value of the property encumbered or affected (provided that the foregoing clause (h) shall in no way be deemed a waiver by Lender of, or otherwise operate to impair, any rights or remedies Lender may have under the Title Insurance Policy with respect to items described in such clause which are not excluded from coverage under the Title Insurance Policy).
          “Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first monthly Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:
     (i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
     (ii) Federal Housing Administration debentures;
     (iii) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

     (iv) federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
     (v) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
     (vi) debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
     (vii) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than

365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
     (viii) units of taxable money market funds or mutual funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds or mutual funds; and
     (ix) any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;
provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.
          “Permitted Owner” shall mean a Person who satisfies the following: (i) a Qualified Transferee or an Affiliate of a Qualified Transferee that is directly or indirectly wholly owned by such Qualified Transferee; (ii) a Sponsor or an Affiliate of a Sponsor that is directly or indirectly wholly owned by such Sponsor; or (iii) any other Person (a) reasonably approved by Lender or, (b) if a Securitization shall have occurred, regarding which Person Lender shall have received written confirmation by the Rating Agencies that the transfer to such Person will not, in and of itself, cause a downgrade, withdrawal or qualification of the then current ratings of the Securities issued pursuant to the Securitization.
          “Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

          “Personal Property” shall have the meaning set forth in the granting clause of the Mortgage.
          “Policies” shall have the meaning specified in Section 6.1(b) hereof.
          “Prepayment Release Date” shall mean February 1, 2008.
          “Prime Rate” shall mean the annual rate of interest publicly announced by Citibank, N.A. in New York, New York, as its base rate, as such rate shall change from time to time. If Citibank, N.A. ceases to announce a base rate, Prime Rate shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If The Wall Street Journal ceases to publish the “Prime Rate,” the Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a reasonably comparable interest rate index.
          “Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate plus the Prime Rate Spread.
          “Prime Rate Spread” shall mean the difference (expressed as the number of basis points) between (a) LIBOR Rate plus the LIBOR Spread on the date LIBOR Rate was last applicable to the Loan and (b) the Prime Rate on the date that LIBOR Rate was last applicable to the Loan; provided, however, in no event shall such difference be a negative number.
          “Prohibited Person” shall mean any Person:
     (i) listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;
     (ii) known to Borrower to be owned or controlled by, or acting for or on behalf of, any Person that is listed in the Annex to, or is otherwise subject to the provisions of the Executive Order;
     (iii) with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering or other Legal Requirements, including the Patriot Act and the Executive Order;
     (iv) that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;
     (v) that is named as a “specifically designated national (SDN) and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or
     (vi) that is known to Borrower to be an Affiliate of a Person described in one or more of clauses (i) — (v) of this definition of Prohibited Person.

          “Property” shall mean the parcel of real property, the Improvements thereon, the Equipment and all personal property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to each of the foregoing and Improvements, all as more particularly described in the granting clauses of the Mortgage and referred to therein as the “Property”.
          “Provided Information” shall have the meaning set forth in Section 9.1.1(a) hereof.
          “Purchaser” shall have the meaning set forth in Section 9.3(b) hereof.
          “Qualifying Manager” shall mean (i) Manager, or (ii) such other reputable management organization that has at least five (5) years experience managing at least five (5) hotel properties that are reasonably comparable in quality to the Property (such entity, a “Successor Manager”), or (iii) any Acceptable Manager.
          “Qualified Transferee” shall mean any one of the following Persons:
     (i) a pension fund, pension trust, or pension account or other Person that (a) has total real estate assets of at least One Billion Dollars and (b) is managed or controlled by a Person who controls at least One Billion Dollars of real estate equity assets; or
     (ii) a pension fund advisor who (a) immediately prior to such transfer, controls at least One Billion Dollars of real estate equity assets and (b) is acting on behalf of one or more pension funds that, in the aggregate, satisfy the requirements of clause (i) of this definition; or
     (iii) an insurance company which is subject to supervision by the insurance commissioner, or a similar official or agency, of a state or territory of the United States (including the District of Columbia) (a) with a net worth, as of a date no more than six (6) months prior to the date of the transfer of at least Five Hundred Million Dollars and (b) who, immediately prior to such transfer, controls real estate equity assets of at least One Billion Dollars; or
     (iv) a corporation organized under the banking laws of the United States or any state or territory of the United States (including the District of Columbia) (a) with a combined capital and surplus of at least Five Hundred Million Dollars and (b) who, immediately prior to such transfer, controls real estate equity assets of at least One Billion Dollars; or
     (v) any Person (a) with a long-term unsecured debt rating from the Rating Agencies of at least investment grade or (b) who, together with its Affiliates, (i) has at least five (5) years experience managing at least five (5) hotel properties that are reasonably comparable in quality to the Property or has an operating partner that has such experience, (ii) has a net worth, as of a date no more than six (6) months prior to the date of such transfer, of at least Five Hundred Million Dollars and (iii) immediately prior to such transfer, controls real estate equity assets of at least One Billion Dollars.

          “Rating Agencies” shall mean each of S&P, Moody’s and Fitch, or any other nationally-recognized statistical rating agency which has been approved by Lender.
          “Reference Bank” shall mean a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market that has an established place of business in London. If any such Reference Bank should be removed from the Telerate Page 3750 or in any other way fail to meet the qualifications of a Reference Bank, Lender may designate alternative Reference Banks meeting the criteria specified above.
          “Registration Statement” shall have the meaning set forth in Section 9.2(b) hereof.
          “Regular Interest Rate” shall mean a fluctuating rate per annum equal to the sum of (a) the LIBOR Rate plus (b) the LIBOR Spread, as such rate may change on each Determination Date for the next succeeding Interest Period.
          “Related Parties” shall have the meaning set forth in Section 4.1.30(d) hereof.
          “Rents” shall mean, without duplication, all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits, accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Property, including, without limitation, all hotel receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance.
          “Replacement Interest Rate Cap Agreement” means an interest rate cap agreement from an Acceptable Counterparty with terms identical to the Interest Rate Cap Agreement except that the same shall be effective as of the date required in Section 2.6 and shall comply with the requirements of Schedule 5 hereof, provided that to the extent any such interest rate cap agreement does not meet the foregoing requirements, a “Replacement Interest Rate Cap Agreement” shall be such interest rate cap agreement approved in writing by the Rating Agencies with respect thereto.
          “Replacement Management Agreement” means a management agreement, in form and content reasonably acceptable to Lender, entered into by and between Borrower or

Hotel Operator and Manager or a Qualified Manager, which replaces the Management Agreement, pursuant to which Manager or such Qualified Manager is to provide management and other services with respect to the Property, as the same may be amended or modified in accordance with the terms and provisions hereof.
          “Replacements” shall mean replacements, repairs, furniture, fixtures, hotel equipment and other capital expenditures required to be made to the Property and the Improvements during the calendar year.
          “Required FF&E Amount” shall mean four percent (4%) of the projected annual Gross Income from Operations.
          “Required Repair Account” shall have the meaning set forth in Section 7.1.1 hereof.
          “Required Repair Fund” shall have the meaning set forth in Section 7.1.1 hereof.
          “Required Repairs” shall have the meaning set forth in Section 7.1.1 hereof.]
          “Reserve Funds” shall mean the Tax and Insurance Escrow Fund, the FF&E Reserve Fund, the Required Repair Fund and any other escrow fund established by the Loan Documents.
          “Reserve Rate” means the rate per annum which Lender reasonably determines to be either (i) the arithmetic mean (rounded upwards if necessary to the nearest whole multiple of 1/1,000%) of the one-month United States dollar lending rates that at least three major New York City banks selected by Lender are quoting, at 11:00 a.m. (New York time) on the relevant Determination Date, to the principal London offices of at least two of the Reference Banks, or (ii) in the event that at least two such rates are not obtained, the lowest one-month United States dollar lending rate which New York City banks selected by Lender are quoting as of 11:00 a.m. (New York time) on such Determination Date to leading European banks.
          “Restoration” shall have the meaning set forth in Section 6.2 hereof.
          “Restoration Threshold Amount” shall mean an amount equal to $2,500,000.
          “S&P” shall mean Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc.
          “Second Extended Maturity Date” shall mean February 1, 2011, or if February 1, 2011 is not a Business Day, the first Business Day succeeding February 1, 2011.
          “Second Extension Term” shall have the meaning set forth in Section 2.6 hereof.
          “Securities” shall have the meaning set forth in Section 9.1 hereof.
          “Securities Act” shall have the meaning set forth in Section 9.2(a) hereof.

          “Securitization” shall have the meaning set forth in Section 9.1 hereof.
          “Servicer” shall have the meaning set forth in Section 9.6 hereof.
          “Servicing Agreement” shall have the meaning set forth in Section 9.6 hereof.
          “Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.
          “Sole Member” shall mean South 17th Street OwnerCo Mezzanine, LLC, a Delaware limited liability company, which is the sole member of Borrower.
          “Sponsor” shall mean, individually or collectively, as the context requires, Whitehall and GEM.
          “Sponsor Affiliate” shall mean, as to any Sponsor, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Sponsor or is a senior officer or senior director of such Sponsor or a Person that is in control of such Sponsor.
          “Spread Maintenance Premium” shall mean, with respect to any repayment or acceleration of the outstanding principal amount of the Loan on or prior to the Prepayment Release Date, a payment to Lender in an amount equal to the sum of the present value of each future installment of interest that would be payable under the Note on the prepaid principal amount of the Loan from the date of such prepayment through, but excluding, the Prepayment Release Date assuming an interest rate equal to the LIBOR Spread, discounted at an interest rate per annum equal to the Treasury Constant Maturity Yield Index published during the second full week preceding the date on which such premium is payable for instruments having a maturity coterminous with the Prepayment Release Date.
          “State” shall mean the State in which the Property is located.
          “Strike Price” shall mean 7.0%.
          “Subordinate Loan” shall have the meaning set forth in Section 9.1.4 hereof.
          “Subordination Agreement” shall mean that certain Subordination Agreement executed by Borrower, Hotel Operator and Lender in connection with the Loan.
          “Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.
          “Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2(a) hereof.
          “Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof.

          “Telerate Page 3750” means the display designated as page 3750 on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers-Association as the information vendor for the purposes of displaying British Bankers-Association Interest Settlement Rates for U.S. dollar deposits).
          “Third Extended Maturity Date” shall mean February 1, 2012, or if February 1, 2012 is not a Business Day, the first Business Day succeeding February 1, 2012.
          “Third Extension Term” shall have the meaning set forth in Section 2.6 hereof.
          “Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in the form (acceptable to Lender) (or, if the Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) issued with respect to the Property and insuring the lien of the Mortgage.
          “Transfer” shall have the meaning set forth in Section 5.2.13 hereof.
          “Transfer Agreement” shall mean that certain Transfer Agreement dated as of December 15, 2006 by and between Accor and W2005 Six Hotels Realty, L.L.C., a Delaware limited liability company.
          “UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.
          “Underwriter Group” shall have the meaning set forth in Section 9.2(b) hereof.
          “Uniform System of Accounts” shall mean the Uniform System of Accounts for hotel and motel properties as approved by the American Hotel and Motel Association.
          “U.S. Obligations” shall mean direct non-callable obligations of the United States of America.
          “Whitehall” shall mean Whitehall Street Global Real Estate Limited Partnership 2005, a Delaware limited partnership.
          “Whitehall Guaranty” shall mean that certain Guaranty of Recourse Obligations executed and delivered by Whitehall in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. All uses of the phrase “shall not be unreasonably withheld” shall mean “shall not be unreasonably withheld, conditioned or delayed” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
II. GENERAL TERMS
          Section 2.1 Loan Commitment; Disbursement to Borrower.
          2.1.1 The Loan. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.
          2.1.2 Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.
          2.1.3 The Note, Mortgage and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgage, the Assignment of Leases and the other Loan Documents.
          2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) acquire the Property and/or repay and discharge any existing loans relating to the Property, (b) pay all past-due Basic Carrying Costs, if any, in respect of the Property, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, (e) fund any working capital requirements of the Property, and (f) distribute the balance, if any, to Borrower.
          Section 2.2 Interest; Loan Payments; Late Payment Charge.
          2.2.1 Interest Generally. Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date to but excluding the Maturity Date at the Regular Interest Rate.
          2.2.2 Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year by (c) the outstanding principal balance.
          2.2.3 Payments Generally. On the Closing Date, Borrower will pay to Lender an amount equal to the interest which will accrue on the Loan from the Closing Date through and including the last day of the calendar month in which the Closing Date occurs. The interest rate for such initial period is equal to Six and Sixty-Two hundredths of a percent (6.62%). Monthly installments of the Debt Service Payment Amount shall be paid on each monthly Payment Date commencing on March 1, 2007 and on each succeeding Payment Date up to and including the Maturity Date. The then-outstanding principal balance of the Loan together with all accrued and unpaid interest thereon shall be due and payable on the Maturity Date (including, without limitation, all interest that would accrue on the then outstanding principal balance of the Loan through the end of the Interest Period during which the Maturity Date occurs (even if such period extends beyond the Maturity Date)). All amounts due under the Note shall be payable without setoff, counterclaim or any other deduction whatsoever. Each installment of the Debt Service Payment Amount shall be applied to interest at the Regular Interest Rate for the applicable Interest Period.
          2.2.4 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance, all accrued and unpaid interest through and including the last day of the Interest Period in which the Maturity Date occurs (even if such Interest Period extends beyond the Maturity Date) and all other amounts due hereunder and under the Note, the Mortgage, this Agreement and the other Loan Documents.
          2.2.5 Payments after Default. Upon the occurrence and during the continuance of an Event of Default, (a) interest on the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest and other amounts due in respect of the Loan, shall accrue at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein and (b) Lender shall be entitled to receive and Borrower shall pay to Lender on each Payment Date an amount equal to the Net Cash Flow After Debt Service for the prior month, such amount to be applied by Lender to the payment of the Debt in such order as Lender shall determine in its sole discretion, including, without limitation, alternating applications thereof between interest and principal. Interest at the Default Rate and Net Cash Flow After Debt Service shall both be computed from the occurrence of the Event of Default the earlier to occur of (a) until the actual receipt and collection of the Debt (or that portion thereof that is then due) or (b) the cure of the Event of Default. To the extent permitted by applicable law, interest at the Default Rate shall be added to the Debt, shall itself accrue interest at the same rate as the Loan and shall be secured by the Mortgage. This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence and continuance of any Event of Default; the acceptance of any payment of Net Cash Flow After Debt Service shall not be deemed to cure or constitute a waiver of any Event of Default; and Lender retains its rights under this Note to accelerate and to continue to demand payment of the Debt upon the occurrence and during the continuance of any Event of Default, despite any payment of Net Cash Flow After Debt Service.
          2.2.6 Late Payment Charge. If any principal, interest or any other sums due (other than the payment of the principal balance of the Note at maturity, whether by acceleration or otherwise) under the Loan Documents is not paid by Borrower on or prior to the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of four percent (4%) of such unpaid sum or the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable law.
          2.2.7 Usury Savings. This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Regular Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
          2.2.8 Determination of Interest Rate. (a) Subject to the terms and conditions of this Section 2.2.8 the Loan shall bear interest at the Regular Interest Rate.
          (b) In the event that Lender shall have reasonably determined that by reason of circumstances affecting the interbank eurodollar market LIBOR Rate cannot be determined as provided in the definition of LIBOR Rate as set forth herein, then Lender shall forthwith give notice by telephone of such fact, confirmed in writing, to Borrower at least one (1) Business Day prior to the last day of the Interest Period in which such fact shall be determined. If such notice is given, the Loan shall be converted, from and after the first day of the next succeeding Interest Period, to a Prime Rate Loan.
          (c) If, pursuant to the terms of Section 2.2.8(b) above, the Loan has been converted to a Prime Rate Loan but thereafter LIBOR Rate can again be determined as provided in the definition of LIBOR Rate as set forth herein, Lender shall give notice thereof to Borrower and convert the Prime Rate Loan back to a loan bearing interest at the Regular Interest Rate by delivering to Borrower notice of such conversion no later than 11:00 a.m. (New York City Time), one (1) Business Days prior to the next succeeding Determination Date, in which event the Prime Rate Loan shall be converted to a loan bearing interest at the Regular Interest Rate from, after and including the first day of the next succeeding Interest Period. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to convert the Loan bearing interest at the Regular Interest Rate to a Prime Rate Loan.
          (d) (i) With respect to the Regular Interest Rate, all payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, reserves or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority, which are imposed, enacted or become effective after the date hereof (such non-excluded taxes being referred to collectively as “Foreign Taxes”), excluding income and franchise taxes of the United States of America or any political subdivision or taxing authority thereof or therein (including Puerto Rico) or any other jurisdiction. If any Foreign Taxes are required to be withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Foreign Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder. Whenever any Foreign Tax is payable with respect to the Loan pursuant to applicable law by Borrower provided Lender or the applicable Governmental Authority has notified

Borrower of such payment obligation, as promptly as possible thereafter, Borrower shall send to Lender an original official receipt, if available, or certified copy thereof showing payment of such Foreign Tax. Borrower shall indemnify Lender for any incremental taxes, interest or penalties that may become payable by Lender which may result from any failure by Borrower to pay any such Foreign Tax when due to the appropriate taxing authority or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence in accordance with this Section 2.2.8(d). The obligations of Borrower shall survive the payment of the Debt and termination of this Agreement.
     (ii) If Lender receives a refund of, or a credit relating to, any Foreign Tax which has been paid by Borrower or the cost of which Borrower has borne, pursuant to any provision of this Section 2.2.8, it shall pay over such refund or credit to Borrower; provided, that Borrower, upon the request of Lender, agrees to promptly repay the amount paid over to Lender in the event Lender is required to repay such refund or credit to a relevant Governmental Authority. The obligations of Lender shall survive the payment of the Debt and termination of this Agreement.
     (iii) If Lender is not created or organized under the laws of the United States of America or a state thereof it shall, not more than ten (10) Business Days after the date of this Agreement (or ten (10) Business Days after the date it becomes a Lender, if later), deliver to Borrower two duly completed and signed copies of United States Internal Revenue Service Form W-8BEN, W-8IMY or W-8ECI or any successor form thereto, as applicable. If Lender is created or organized under the laws of the United States of America or any state thereof, it shall not more than ten (10) Business Days after written request of Borrower, deliver to Borrower two duly completed copies of United States Internal Revenue Service Form W-9. Lender further undertakes to deliver to Borrower promptly after written request of Borrower renewals or additional copies of such form (or any successor form) (i) on or before the date that such form expires or becomes obsolete upon request, and (ii) after the occurrence of any event requiring a change in the most recent forms so delivered by it. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement (including on behalf of participants, if applicable) without deduction or withholding of any United States federal income taxes.
     (iv) For any period during which Lender has failed to provide Borrower with the forms required above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, occurring subsequent to the date on which a form initially was required to be provided) Borrower may, if and to the extent required by applicable Law, withhold taxes imposed by the United States in respect of payments due to Lender and Lender shall not be entitled to indemnification with respect to taxes imposed by the United States; provided that, if Lender is otherwise exempt from or subject to a reduced rate of withholding tax and then becomes subject to taxes because of its failure to deliver a form required above, Borrower shall take such steps, at the sole reasonable expense of Lender, as Lender shall reasonably request to assist Lender to recover such taxes. If the U.S. Internal Revenue Service or any other Governmental Authority asserts a claim that Borrower did not properly withhold tax from amounts paid to or for the account of

Lender solely as a result of the fact that the appropriate form was not delivered or because Lender failed to notify Borrower of a change in circumstances which rendered its exemption or reduction from withholding ineffective, Lender shall defend and indemnify Borrower fully for all amounts paid by Borrower as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to Borrower under this subsection, together with all out-of-pocket costs and expenses related thereto (including reasonable attorneys fees and expenses). The obligations of Lender under this Section 2.2.8 shall survive the payment of the Debt and termination of this Agreement.
          (e) If any requirement of law enacted after the date hereof, or any change in law or in the interpretation or application thereof after the date hereof, shall hereafter make it unlawful for Lender to make or maintain the Regular Interest Rate as contemplated hereunder and the events giving rise thereto affects similarly situated banks or financial institutions generally, (i) the obligation of Lender hereunder to maintain the Regular Interest Rate or to convert a Prime Rate Loan to the Regular Interest Rate shall be canceled forthwith and (ii) any portion of the Loan bearing interest at the Regular Interest Rate shall be converted automatically to a Prime Rate Loan on the first day of the next succeeding Interest Period or within such earlier period as required by law. Borrower hereby agrees promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the Loan at the Regular Interest Rate hereunder. Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.
          (f) In the event that any change after the date hereof in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority and the events giving rise thereto affects similarly situated banks or financial institutions generally:
     (i) shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR Rate hereunder;
     (ii) shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or
     (iii) shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender in its reasonable discretion. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.8(f), Lender shall provide Borrower with not less than thirty (30) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. Subject to Section 2.2.8(h) hereof, this provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.
          (g) Subject to the provisions of Section 9.4 hereof, Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on at the Regular Interest Rate, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the Regular Interest Rate hereunder, (ii) any prepayment (whether voluntary or mandatory) of the Loan at the Regular Interest Rate on a day that (A) is not a Payment Date or (B) is a Payment Date if Borrower did not give the prior written notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the Regular Interest Rate hereunder and (iii) the conversion pursuant to the terms hereof of the Regular Interest Rate to the Prime Rate Loan on a date other than the Payment Date, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the Regular Interest Rate hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct, gross negligence, fraud or illegal acts. This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.
          (h) Subject to the other provisions of this Section 2.2.8, Lender shall not be entitled to claim compensation pursuant to this Section 2.2.8 for any Foreign Taxes, increased cost or reduction in amounts received or receivable hereunder, or any reduced rate of return, which was incurred or which accrued more than the earlier of (i) ninety (90) days before the date Lender notified Borrower in writing of the change in law or other circumstance on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.2.8, which statement shall be conclusive and binding upon all parties hereto absent manifest error, or (ii) any earlier date (but not earlier than the effective date of such change in law or circumstance) provided that Lender notified Borrower of such change in law or circumstance and delivered the written statement referenced in clause (i) within ninety (90) days after Lender received written notice of such change in law or circumstance. Lender shall use reasonable efforts to avoid or mitigate any increased cost, reduced receivable or suspension of the availability of LIBOR to the greatest extent practicable (including transferring the Loan to another lending office or affiliate of a Lender) unless, in the opinion of Lender, such efforts would be likely to have any adverse effect upon it. In the event Lender (other than a trustee holding the Loan on behalf of holders of securities after the occurrence of a Securitization) makes a request to Borrower for additional payments in accordance with Section 2.2.8 then, provided that no Event of Default has occurred and is continuing at such time, Borrower may, at its own expense (such expense to include Breakage Costs if such assignment occurs on a date other than a Payment Date), and in its sole discretion require such Lender to transfer and assign in whole (but not in part), without recourse all of its interests, rights and obligations under this Agreement to an assignee identified by Borrower, which assignee shall assume such assigned obligations; provided that (i) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority, and (ii) Borrower or such assignee shall have paid to the assigning Lender, in immediately available funds, the principal of and interest accrued to the date of such payment on, the portion of the Loan hereunder held by such assigning Lender and all other amounts owed to such assigning Lender hereunder.
          Section 2.3 Prepayments.
          2.3.1 Voluntary Prepayments. (a) Borrower may prepay the Debt in whole (but not in part) on any Payment Date prior to the Prepayment Release Date, provided that, subject to the provisions of clause (b) of this Section 2.3.1, Borrower shall pay to Lender simultaneously with such prepayment, (i) the interest that would have accrued at the Regular Interest Rate on the amount then prepaid through the end of the Interest Period in which such prepayment occurs, notwithstanding that such Interest Period extends beyond the date of prepayment, (ii) the Spread Maintenance Premium, and (iii) all other sums then due and payable under this Agreement, the Note, and the other Loan Documents. Commencing on the Prepayment Release Date, Borrower may prepay the Debt in whole (but not in part) without any Spread Maintenance Premium provided that, subject to the provisions of clause (b) of this Section 2.3.1, Borrower shall pay to Lender, simultaneously with such prepayment, the interest that would have accrued at the Regular Interest Rate on the amount then prepaid through the end of the Interest Period in which such prepayment occurs, notwithstanding that such Interest Period extends beyond the date of prepayment and all other sums then due and payable under this Agreement, the Note, and the other Loan Documents. Any prepayments made in accordance with this Section 2.3.1 shall be applied, first, to accrued and unpaid interest on the outstanding principal balance of the Loan that would have accrued at the Regular Interest Rate on the amount prepaid through the end of the Interest Period in which such prepayment occurs, notwithstanding that such Interest Period extends beyond the date of prepayment, and then to all other amounts then due to Lender under this Agreement or any of the other Loan Documents and then to the outstanding principal balance of the Loan.
          (b) In addition to the provisions of clause (a) of this Section 2.3.1, it is agreed that in the event that the Debt is prepaid during the period commencing on the first day after a Payment Date and ending on (but including) the last day of the Interest Period in which such prepayment occurs, Borrower will pay to Lender, simultaneously with such prepayment, interest on the principal amount of the Loan prepaid through the last day of that Interest Period immediately following the Interest Period in which such prepayment occurs, calculated at the Regular Interest Rate. In the event that such prepayment occurs prior to the applicable Determination Date it may be impossible for Borrower and Lender to calculate with certainty the interest that would have accrued at the Regular Interest Rate on the amount then prepaid through the end of the Interest Period following the Interest Period in which such prepayment occurs. Accordingly, in the event that the Debt is prepaid prior to the Determination Date applicable to the Interest Period following the Interest Period in which such prepayment occurs, the interest that would have accrued at the Regular Interest Rate on the amount then prepaid through the end of the Interest Period following the Interest Period in which such prepayment occurs shall be calculated based on an interest rate (the “Assumed Note Rate”) equal to the sum of (i) the LIBOR Rate applicable to the Interest Period in which such prepayment occurs, plus (ii) the LIBOR Spread, plus (iii) 1.00%. Thereafter, on the Determination Date applicable to the Interest Period following the Interest Period in which such prepayment occurs, Lender shall determine the Regular Interest Rate as if such prepayment had not occurred. If it is determined by Lender that the Regular Interest Rate for the Interest Period following the Interest Period in which such prepayment occurs is less than the Assumed Note Rate, Lender shall promptly refund to Borrower, without interest, an amount equal to the difference between the interest paid by Borrower for the Interest Period following the Interest Period in which such prepayment occurs calculated at the Assumed Note Rate and the amount of interest for said Interest Period calculated at the actual Regular Interest Rate. Alternatively, in the event that it is determined that the actual Regular Interest Rate applicable to the Interest Period following the Interest Period in which such prepayment occurs is greater than the Assumed Note Rate, Borrower shall promptly pay to Lender, without additional interest or other late charges or penalties (and in no event later than the 9th day of the following month) an amount equal to the difference between the interest paid by Borrower for the Interest Period following the Interest Period in which such prepayment occurs on the prepaid amount calculated at the Assumed Note Rate and the amount of interest for said Interest Period calculated at the actual Regular Interest Rate.
          2.3.2 Mandatory Prepayments. On each date on which Borrower actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower for the restoration of the Property, Borrower shall prepay the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds. No Spread Maintenance Premium shall be due in connection with any prepayment made pursuant to this Section 2.3.2. The amount of such prepayment in excess of that required to pay the Debt in full shall be promptly remitted to Borrower. Any partial prepayment under this Section shall be applied to the last payments of principal due under the Loan.
          2.3.3 Prepayments After Default. If, prior to the Prepayment Release Date and following an Event of Default, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender, Borrower shall pay to Lender, in addition to the Debt, an amount equal to the Spread Maintenance Premium.
          Section 2.4 Release of Property. Except as set forth in this Section 2.4, no repayment or prepayment of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of any Lien of the Mortgage on the Property. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release or assign (without recourse, representation or warranty) the Liens of the Mortgage on the Property.

          Section 2.5 Manner of Making Payments; Cash Management.
          2.5.1 Deposits into Lockbox Account. (a) Borrower acknowledges and confirms that if the Management Agreement with Manager is terminated, Borrower shall establish and maintain with Lockbox Bank, pursuant to a Lockbox Agreement acceptable to Lender in its reasonable discretion, a non-interest bearing Eligible Account into which Borrower shall, and shall cause such Qualifying Manager which replaces Manager, if any, to, deposit or cause to be deposited, all Rents and other revenue from the Property (such account, all funds at any time on deposit therein and any proceeds, replacements or substitutions of such account or funds therein, are referred to herein as the “Lockbox Account”).
          (b) The Lockbox Account, if any, shall be in the name of Borrower for the benefit of Lender, provided that Borrower shall be the owner of all funds on deposit in such accounts for federal and applicable state and local tax purposes.
          (c) The Lockbox Account, if any, shall be subject to the exclusive dominion and control of Lender and, except as otherwise expressly provided herein, neither Borrower, Manager nor any other party claiming on behalf of, or through, Borrower or Manager, shall have any right of withdrawal therefrom or any other right or power with respect thereto.
          (d) Borrower agrees to pay the customary fees and expenses of Lockbox Bank (incurred in connection with maintaining the Lockbox Account, if any) and any successors thereto in connection therewith, as separately agreed by them from time to time.
          2.5.2 Making of Payments. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 3:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds as directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.
          2.5.3 No Deductions, etc. All payments made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without any deduction for, any setoff, defense or counterclaims.
          Section 2.6 Extension of Maturity Date. Borrower shall have three (3) options (each such option is hereafter referred to as an “Extension Option”) to extend the Maturity Date as set forth in this Section 2.6. The first Extension Option, if exercised by Borrower pursuant to this Section 2.6, shall automatically extend the Maturity Date from the Initial Maturity Date to the First Extended Maturity Date (the “First Extension Term”). If Borrower has exercised the first Extension Option described in the preceding sentence to extend the Maturity Date to the First Extended Maturity Date, Borrower shall have a second Extension Option to extend the Maturity Date from the First Extended Maturity Date to the Second Extended Maturity Date (the “Second Extension Term”). If Borrower has exercised the second Extension Option described in the preceding sentence to extend the Maturity Date to the Second Extended Maturity Date Borrower shall have a third Extension Option to extend the Maturity Date from the Second Extended Maturity Date to the Third Extended Maturity Date (the “Third

Extension Term”). Each exercise of the Extension Options set forth in this Section 2.6 shall be subject to the satisfaction of the following terms and conditions:
          (a) on the date that the applicable Extension Option is exercised by Borrower and on the date that such Extension Option is effective, no Event of Default shall have occurred and be continuing;
          (b) Borrower shall deliver to Lender (i) not later than five (5) Business Days prior to the then scheduled Maturity Date, an Acceptable Bid Package for Lender’s approval and (ii) not later than the first day of the extension term of the Loan as extended pursuant to the Extension Option then being exercised, one or more Replacement Interest Rate Cap Agreements from an Acceptable Counterparty, which Replacement Interest Rate Cap Agreement shall (w) satisfy the requirements set forth on Schedule 5, (x) be substantially in the form of the then applicable Interest Rate Cap Agreement or otherwise reasonably acceptable to Lender, (y) be effective not later than the effective date of such Extension Option then being exercised, and (z) have a maturity date not earlier than the Maturity Date as extended pursuant to the Extension Option then being exercised by Borrower;
          (c) Borrower shall deliver to Lender on or prior to the date the date that such Extension Option is effective, a collateral assignment of all Borrower’s right, title and interest to receive any and all payments under the Replacement Interest Rate Protection Agreement substantially in the form of the Assignment of Interest Rate Cap Agreement and such UCC financing statements as Lender may reasonably require;
          (d) Borrower shall notify Lender of its election to exercise the applicable Extension Option not later than ten (10) Business Days prior to the date the Loan is then scheduled to mature; and
          (e) Borrower pays any and all reasonable costs and expenses of Lender (including, without limitation, reasonable attorneys’ fees) incurred by Lender (and by and Servicer) in connection with any election by or on behalf of Borrower to exercise any Extension Option.
          Section 2.7 Interest Rate Cap Agreement. (a) On the Closing Date, Borrower shall have obtained from an Acceptable Counterparty, and shall thereafter maintain in effect, an Interest Rate Cap Agreement, which shall be coterminous with a date not earlier than the last day of the Interest Period in which the Initial Maturity Date of the Loan occurs (even if such Interest Period extends beyond the Initial Maturity Date) and have a notional amount which shall not at any time be less than the outstanding principal balance of the Loan and which shall at all times have a strike rate equal to the Strike Price. The notional amount of the Interest Rate Cap Agreement may be reduced from time to time in amounts equal to any prepayment of the principal (if any) of the Loan in accordance with the terms hereof.
          (b) Borrower shall collaterally assign to Lender pursuant to the Assignment of Interest Rate Cap Agreement, all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement (and any related guarantee, if any) and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement and notify the

Counterparty of such collateral assignment (either in such Interest Rate Cap Agreement or by separate instrument). At such time as the Loan is repaid in full in accordance with the terms and provisions of the Loan Documents, all of Lender’s right, title and interest in the Interest Rate Cap Agreement shall terminate and Lender shall execute and deliver at Borrower’s sole cost and expense, such documents as may be required to evidence Lender’s release of the Assignment of Interest Rate Cap Agreement and to notify the Counterparty of such release.
          (c) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty under the Interest Rate Cap Agreement shall be deposited immediately into the Cash Management Account, or, if the Cash Management Account has not been established, into an account designated by Lender or its designee. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights in respect of the Interest Rate Cap Agreement in the event of a default by the Counterparty and shall not waive, amend or otherwise modify in any material respect any of Borrower’s rights thereunder.
          (d) In the event the Counterparty to any Interest Rate Cap Agreement obtained by Borrower in accordance with the terms of this Agreement is downgraded below “AA-” by S&P or Fitch (if rated by Fitch) or “Aa3” by Moody’s after its delivery of such Interest Rate Cap Agreement, Borrower shall replace such Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement (or, alternatively, shall replace such Counterparty with an Acceptable Counterparty), not later than ten (10) Business Days following receipt of notice from Lender or Servicer of such downgrade, withdrawal or qualification.
          (e) In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement as and when required hereunder, Lender may purchase the Interest Rate Cap Agreement and the cost incurred by Lender in purchasing the Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is paid by Borrower to Lender.
          (f) In connection with the initial delivery of an Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender within ten (10) Business Days after the Closing an opinion from counsel for the Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part:
     (1) that the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;
     (2) that the execution and delivery of the Interest Rate Cap Agreement by the Counterparty, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

     (3) that all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance;
     (4) that the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity of at law); and
     (5) to the extent that any of the requirements on Schedule 5 apply to such opinion, that such opinion complies with the relevant provisions of Schedule 5.
III. INTENTIONALLY DELETED
IV. REPRESENTATIONS AND WARRANTIES
          Section 4.1 Borrower Representations. Borrower represents and warrants as of the date hereof and as of the Closing Date that:
          4.1.1 Organization. Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Except to the extent where a failure would not be reasonably expected to have a Material Adverse Effect, and except as disclosed to Lender in writing, Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Property. The organizational chart attached hereto as Schedule 3 accurately depicts the organizational structure of Borrower.
          4.1.2 Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
          4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, operating or partnership agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.
          4.1.4 Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s knowledge, threatened against or affecting Borrower or the Property, which actions, suits or proceedings, if determined against Borrower or the Property, would reasonably be likely to have a Material Adverse Effect.
          4.1.5 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which is reasonably likely to have a Material Adverse Effect. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument, to which it is a party or by which Borrower or the Property are bound, which is reasonably likely to have a Material Adverse Effect. Borrower has no material financial obligation under any indenture, mortgage, deed of trust or loan agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property, (b) obligations under the Loan Documents, (c) Permitted Encumbrances, (d) obligations to Manager under the Management Agreement and (e) the Hotel Operating Lease.
          4.1.6 Title. Borrower has good and marketable and fee simple title to the real property comprising part of the Property and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected lien on the Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents.

There are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.
          4.1.7 No Bankruptcy Filing. Neither Borrower nor any Sponsor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.
          4.1.8 Full and Accurate Disclosure. To Borrower’s knowledge, no statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can foresee would reasonably be expected to have a Material Adverse Effect.
          4.1.9 No Plan Assets. Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to state statutes regulating investment of and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.
          4.1.10 Compliance. To Borrower’s knowledge and except as disclosed to Lender in writing, Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes, except to the extent such failure would not reasonably be expected to have a Material Adverse Effect. To Borrower’s knowledge and except as disclosed to Lender in writing, Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.
          4.1.11 Financial Information. To Borrower’s knowledge, all financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of the Property (i) are true, complete and correct in all material respects as of the date hereof, (ii) accurately represent the financial condition of the Property as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse

Effect on the Property or the operation thereof as hotels, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements.
          4.1.12 Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.
          4.1.13 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
          4.1.14 Utilities and Public Access. Except as disclosed to Lender in writing, the Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. Except as disclosed to Lender in writing, all public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. Except as disclosed to Lender in writing, all roads necessary for the use of the Property for their current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities or are the subject of access easements for the benefit of the Property.
          4.1.15 Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.
          4.1.16 Separate Lots. Except as disclosed to Lender in writing, the Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.
          4.1.17 Assessments. Except as disclosed to Lender in writing, there are no pending or, to Borrower’s knowledge, proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.
          4.1.18 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto (subject to bankruptcy and equitable principles).

          4.1.19 No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.
          4.1.20 Intentionally Deleted.
          4.1.21 Use of Property. The Property is used exclusively for hotel purposes and other appurtenant and related uses.
          4.1.22 Certificate of Occupancy; Licenses. Except to the extent the failure to do so would not have a Material Adverse Effect and except as disclosed to Lender in writing, all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Property as a hotel (collectively, the “Licenses”), have been obtained and are in full force and effect or with respect to the liquor licenses, will be obtained within thirty (30) days after the Closing Date. Borrower shall keep and maintain or cause to be kept and maintained all licenses necessary for the operation of the Property as a hotel. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property.
          4.1.23 Flood Zone. Except as disclosed in the Survey delivered to Lender on or prior to the Closing Date, none of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards.
          4.1.24 Intentionally Deleted.
          4.1.25 Boundaries. Except as disclosed to Lender in the Survey delivered to Lender on or prior to the Closing Date, to Borrower’s knowledge, all of the Improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no Improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the Improvements, so as to affect the value or marketability of the Property except those which are insured against by title insurance or which would not result in a Material Adverse Effect.
          4.1.26 Leases. Except as disclosed to Lender in writing, the Property is not subject to any Leases other than the Hotel Operating Lease. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein. No tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. No tenant under any Lease has any right or option for additional space in the Improvements. Borrower has no knowledge of any tenant’s intention to use its leased premises for any activity which, directly or indirectly, involves the use, generation, treatment, storage, disposal or transportation of any petroleum product or any toxic or hazardous chemical, material, substance or waste.
          4.1.27 Intentionally Deleted.

          4.1.28 Intentionally Deleted.
          4.1.29 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith. All mortgage, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid or shall be paid on the date hereof simultaneously with the closing of the Loan, and, under current Legal Requirements, the Mortgage is enforceable in accordance with its terms by Lender (or any subsequent holder thereof subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations).
          4.1.30 Single Purpose Entity/Separateness. Borrower represents, warrants and covenants as follows:
          (a) The purpose for which Borrower is organized is and shall be limited solely to (i) acquiring, renovating, owning, holding, selling, leasing, transferring, exchanging, operating and managing the Property, (ii) entering into this Agreement and the other Loan Documents with Lender, (iii) refinancing the Property in connection with a repayment of the Loan and (iv) transacting any and all lawful business for which Borrower is organized under its constitutive law that is incident, necessary and appropriate to accomplish the foregoing.
          (b) Borrower has not owned, does not own and will not own any asset or property other than (i) the Property, and (ii) incidental personal property necessary for and used or to be used in connection with the ownership or operation of the Property.
          (c) Borrower has not engaged and will not engage in any business other than set forth in subsection (a) above.
          (d) Except for capital contributions and distributions, Borrower will not enter into any contract or agreement with any Affiliate of Borrower, any constituent party of Borrower, any guarantors of the obligations of Borrower or any Affiliate of any constituent party, owner or guarantor (collectively, the “Related Parties”), except (A) upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arms-length basis with third parties not so affiliated with Borrower or such Related Parties; or (B) as permitted by Lender.
          (e) Borrower has not incurred and will not incur any Indebtedness other than (i) the Loan, (ii) trade and operational debt incurred in the ordinary course of business with trade creditors, provided such debt is not evidenced by a note and is not in excess of sixty (60) days past due, (iii) the financing of equipment and other personal property used on the Property which may be secured only by the equipment or other personal property financed thereby, (iv) Capital Expenditures having a cost in the aggregate (taking into account all Capital Expenditures which are ongoing or which have not been paid for in full) and (v) Borrower’s guarantee of the

Management Agreement, provided that the aggregate of the items described in clauses (ii)-(iv) above, together with the permitted indebtedness incurred by Hotel Operator pursuant to Section 19 of the Subordination Agreement, is not at any time in excess of $1,682,100.00 (collectively, the “Permitted Debt”). Except as described in clause (iii) above, no Indebtedness other than the Debt may be secured (senior, subordinate or pari passu) by the Property.
          (f) Borrower has not made and will not make any loans or advances to any Person and shall not acquire obligations or securities of any Related Party.
          (g) Borrower is and will remain solvent and Borrower will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due provided, however, this provision shall not require any member of Borrower to make an additional capital contribution.
          (h) Borrower has done or caused to be done and will do all things necessary to observe organizational formalities and preserve its existence, and Borrower will not amend, modify or otherwise change the partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents of Borrower without the prior written consent of Lender (such consent shall not be unreasonably withheld), provided, however, that Borrower may amend or modify such organizational documents if (A) such action is taken in accordance with the terms and provisions of such organizational documents, (B) such action would not reasonably be expected to have a Material Adverse Effect, (C) such action is expressly permitted by the terms of the Loan Documents, or (D) such action is taken in connection with the contemporaneous repayment in full of the Debt, provided, further, in no event shall any amendment or modification to such organizational documents amend or modify the Special Purpose Provisions (as defined in Borrower’s limited liability company agreement) or effect Borrower’s status as a single purpose, bankruptcy remote entity.
          (i) Borrower will maintain all of its books, records, financial statements and bank accounts separate from those of any other Person and except as required by GAAP, Borrower’s assets will not be listed as assets on the financial statement of any other Person. Borrower will file its own tax returns (unless Borrower is not required by law to file its own returns) and except as required by GAAP, will not file a consolidated federal income tax return with any other Person.
          (j) Borrower will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate or other Related Party), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself as a division or part of any other Person and shall maintain and utilize separate stationery, invoices and checks.
          (k) Borrower will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations provided, however, this provision shall not require any member of Borrower to make an additional capital contribution.

          (l) Borrower will not seek the dissolution, winding up, liquidation, consolidation or merger in whole or in part, or the sale of material assets of Borrower.
          (m) Borrower will not commingle its assets with those of any other Person and will hold all of its assets in its own name.
          (n) Borrower will not guarantee or become obligated for the debts of any other Person and does not and will not hold itself out as being responsible for the debts or obligations of any other Person except for the Management Agreement Guaranty.
          (o) if such entity is a limited liability company with only one economic member, is a limited liability company organized in the State of Delaware that has (i) one economic member, and (ii) at least two Independent Members and has not caused or allowed and will not cause or allow the board of managers, if any, of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members unless two Independent Members shall have participated in such vote.
          (p) if such entity is a limited liability company, has articles of organization, a certificate of formation and/or an operating agreement, provide that such entity will not: (A) dissolve, merge, liquidate, consolidate; (B) so long as the Loan is outstanding, sell all or substantially all of its assets or the assets of the Borrower (as applicable) unless the Loan is repaid simultaneously with such sale, in each case in accordance with the terms and conditions of the Loan Documents; (C) engage in any other business activity, or amend its organizational documents with respect to the matters set forth in this definition without the consent of the Lender, so long as the Loan is outstanding; or (D) without the affirmative vote of two Independent Members and of all other managers of the Borrower (if any), file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest. As used herein, “Independent Member” means a natural person who is not at the time of initial appointment as a non-economic member or at any time while serving as a member of the Borrower and has not been at any time during the five (5) years preceding such initial appointment:
     (i) a stockholder, director, manager (with the exception of serving as an Independent Member of the Borrower), officer, trustee, employee, partner, member, attorney or counsel of Borrower, the Sole Member or any Affiliate of either of them;
     (ii) a creditor, customer, supplier, or other person who derives any of its purchases or revenues from its activities with the Sole Member, the Borrower or any Affiliate of either of them;
     (iii) a Person Controlling or under common Control with any Person excluded from serving as Independent Member under (i) or (ii); or
     (iv) a member of the immediate family by blood or marriage of any Person excluded from serving as Independent Member under (i) or (ii).

A natural person who satisfies the foregoing definition other than subparagraph (ii) shall not be disqualified from serving as an Independent Member of the Borrower if such individual is an Independent Member provided by a nationally-recognized company that provides professional independent members or managers (a “Professional Independent Manager”) and other corporate services in the ordinary course of its business. A natural person who otherwise satisfies the foregoing definition other than subparagraph (i) by reason of being the independent director, member or manager of a “special purpose entity” affiliated with the Borrower shall not be disqualified from serving as an Independent Member of the Borrower if such individual is either (x) a Professional Independent Manager or (y) the fees that such individual earns from serving as independent manager or independent member of affiliates of the Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. Notwithstanding the immediately preceding sentence, an Independent Member may not simultaneously serve as Independent Member of the Borrower and independent manager, member or director of a special purpose entity that owns a direct or indirect equity interest in the Borrower or a direct or indirect interest in any co-borrower with the Borrower. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to the provisions of this Section 4.1.30.
          (q) Borrower shall allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or Related Party.
          (r) Borrower shall not pledge its assets to secure the obligations of any other Person other than with respect to the Loan.
          (s) Borrower shall maintain a sufficient number of employees in light of its contemplated business operations and pay the salaries of its own employees from its own funds provided, however, this provision shall not require any member of Borrower to make an additional capital contribution.
          (t) Borrower shall conduct its business so that the assumptions made with respect to Borrower in the Insolvency Opinion shall be true and correct in all material respects.
          4.1.31 Management Agreement. The Management Agreement is in full force and effect and, to Borrower’s knowledge, there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.
          4.1.32 Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.
          4.1.33 No Change in Facts or Circumstances; Disclosure. All statements of fact in information submitted by Borrower to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading and result in a Material Adverse Effect. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.
          4.1.34 Anti-Terrorism. (a) Neither Borrower nor Sponsor is in violation of any Legal Requirements, including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (the “Executive Order”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”).
          (b) Neither Borrower nor Sponsor is a Prohibited Person with the result that the Loan is in violation of Legal Requirements.
          4.1.35 Permitted Encumbrance. To Borrower’s knowledge, none of the Permitted Encumbrances, in the aggregate materially and adversely affect the value or use of the Property or Borrower’s ability to repay the Loan.
          Section 4.2 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
V. BORROWER COVENANTS
          Section 5.1 Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:
          5.1.1 Existence; Compliance with Legal Requirements; Insurance. To the extent necessary to avoid a Material Adverse Effect, Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to it and the Property. Borrower shall never commit, and shall use commercially reasonable efforts not to, permit any other Person involved with the operation of the Property to commit any act affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents Borrower hereby covenants and agrees not to knowingly commit, and covenants and agrees to use commercially reasonable efforts not to knowingly permit, to exist any act or omission affording such right of forfeiture. To the extent necessary to avoid a

Material Adverse Effect, Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgage. Borrower shall keep the Property insured in accordance with this Agreement. Notwithstanding anything to the contrary herein Borrower may, at its own expense, contest the validity of a Lien or Legal Requirements by appropriate legal proceeding so long as such legal proceeding is promptly initiated and conducted in good faith with due diligence and provided that (i) no Event of Default exists; (ii) such proceeding is conducted in accordance with any instrument to which Borrower or the Property is subject and does not constitute a default thereunder; and (iii) Borrower furnishes to Lender all information or security as may be reasonably requested by Lender in connection with such legal proceeding.
          5.1.2 Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof prior to the date such amounts become subject to interest and penalties; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.2 hereof (including, without limitation, in connection with the exercise of Borrower’s right to contest the validity or the amount of Taxes in accordance with the terms and provisions hereof). Promptly upon request, Borrower will deliver or cause to be delivered to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent (provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof). Subject to Borrower’s right to contest hereunder, Borrower shall not suffer and shall promptly cause to be paid, discharged or bonded any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall promptly pay for all utility services provided to the Property (unless the obligation is to be paid by Lender pursuant to Section 7.2 hereof). After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof (not subject to further appeal) pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established and the Property is in imminent danger of being sold, forfeited or lost.

          5.1.3 Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.
          5.1.4 Access to Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.
          5.1.5 Notice of Default. Borrower shall promptly advise Lender of any Default or Event of Default of which Borrower has actual knowledge.
          5.1.6 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way materially and adversely affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.
          5.1.7 Intentionally Deleted.
          5.1.8 Insurance Benefits. Subject to the terms hereof, Borrower shall reasonably cooperate with Lender in obtaining for Lender the benefits of any Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any reasonable expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of a fire or other casualty affecting the Property or any part thereof) out of such Insurance Proceeds.
          5.1.9 Further Assurances. Borrower shall, at Borrower’s sole cost and expense:
          (a) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and
          (b) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.
          5.1.10 Intentionally Deleted.
          5.1.11 Financial Reporting. (a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with the Uniform System of Accounts or GAAP (or such other accounting basis reasonably acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default that is continuing, Borrower shall pay any reasonable costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.
          (b) Borrower will furnish to Lender annually, within one hundred and twenty (120) days following the end of each Fiscal Year a complete copy of Borrower’s annual financial statements audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender in accordance with the Uniform System of Accounts or GAAP (or such other accounting basis reasonably acceptable to Lender) covering the Property for such Fiscal Year and containing statements of profit and loss for Borrower and the Property and a balance sheet for Borrower. Borrower shall also deliver a report of its financial condition and the results of operations for the Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses. Borrower’s annual financial statements shall be accompanied by (i) a comparison from Borrower of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) an Officer’s Certificate, stating that each such annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Property being reported upon and has been prepared in accordance with the Uniform System of Accounts (or such other accounting basis reasonably acceptable to Lender), and (iii) a schedule audited by such independent certified public accountant reconciling Net Operating Income to Net Cash Flow (the “Net Cash Flow Schedule”), which shall itemize all adjustments made to Net Operating Income to arrive at Net Cash Flow deemed material by such independent certified public accountant. Together with Borrower’s annual financial statements, Borrower shall furnish to Lender an Officer’s Certificate certifying to the actual knowledge of Borrower as of the date thereof whether there exists any Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if such Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.
          (c) Borrower will furnish, or cause to be furnished, to Lender on or before sixty (60) days after the end of each calendar quarter the following items, accompanied by a certificate of the chief financial officer of Borrower or the general partner or managing member of Borrower, as applicable, stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property (subject to normal year-end adjustments): (i) a report of occupancy for the subject calendar month within the applicable quarter including an average daily rate, and any and all franchise inspection reports received by Borrower during the subject calendar month accompanied by an Officer’s Certificate with respect thereto; (ii) monthly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar month within the applicable quarter, noting Net Operating Income, Gross Income from Operations, and Operating Expenses, and other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar month, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of five percent (5%) or more between budgeted and actual amounts for such periods, all in form satisfactory to Lender; and (iii) a Net Cash Flow Schedule. In addition, such certificate shall also be accompanied by a certificate of the chief financial officer of Borrower or the managing member of Borrower stating the amount and nature of trade payables outstanding for more than sixty (60) days. On or before thirty (30) days after the end of each calendar month, Borrower also will furnish, or cause to be furnished, to Lender the most current Smith Travel Research Reports then available to Borrower reflecting market penetration and relevant hotel properties competing with the Property.
          (d) For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, Borrower shall submit or cause to be submitted to Lender an Annual Budget not later than fifteen (15) days prior to the commencement of such period or Fiscal Year (as applicable). Notwithstanding anything to the contrary, the Annual Budget shall not be subject to Lender’s approval.
          (e) Borrower shall furnish to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further information with respect to the operation of the Property and the financial affairs of Borrower as may be reasonably requested by Lender.
          (f) Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, or (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word or Excel for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files).
          (g) Borrower agrees that Lender may forward to each purchaser, transferee, assignee, servicer, participant or investor in all or any portion of the Loan or any Securities or any Rating Agency rating such participations and/or Securities, all documents and information which Lender now has or may hereafter acquire relating to the Debt and to Borrower and the Property, whether furnished by Borrower or otherwise, as Lender determines necessary or desirable. Borrower irrevocably waives any and all rights it may have under any Applicable Laws to prohibit such disclosure, including, but not limited, to any right of privacy.
          5.1.12 Business and Operations. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of the jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property to the extent necessary to avoid a Material Adverse Effect.
          5.1.13 Title to the Property. Borrower will warrant and defend (a) the title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Lien of the Mortgage and the Assignment of Leases on the Property, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, reasonable costs, damages or reasonable expenses

(including reasonable attorneys’ fees and court costs but excluding lost profits, diminution in the value and consequential damages) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.
          5.1.14 Costs of Enforcement. In the event (a) that any Mortgage is foreclosed in whole or in part or that the Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to the Mortgage in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any Guarantor or an assignment by Borrower or any Guarantor for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and reasonable costs, incurred by Lender in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.
          5.1.15 Estoppel Statement. After request by Lender, Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Regular Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) knowledge of any offsets or defenses to the payment of the Debt, if any, and (vi) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification. At the request of Borrower, Lender will deliver a similar statement with respect to items (i) through (iv) above.
          5.1.16 Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4.
          5.1.17 Performance by Borrower. Borrower shall in a commercially reasonable manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, subject to applicable notice and grace periods.
          5.1.18 Confirmation of Good Standing. At Lender’s expense, Borrower shall deliver, in connection with any Securitization, certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower and its member as of the date of the Securitization.
          5.1.19 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.
          5.1.20 Leasing Matters. Any Material Lease other than the Hotel Operating Lease with respect to the Property executed after the date hereof shall be approved by Lender,

which approval shall not be unreasonably withheld. Upon request, Borrower shall furnish Lender with executed copies of all Leases, if any. All renewals of Leases, if any, and all proposed Leases shall provide for rental rates comparable to existing local market rates. All proposed Leases, if any, shall be on commercially reasonable terms and shall not contain any terms which would materially and adversely affect Lender’s rights under the Loan Document.
          5.1.21 Alterations. (a) Borrower shall obtain Lender’s prior written consent to any Alterations to any Improvements that would result in a Material Adverse Effect. If the total unpaid amounts with respect to Alterations to the Improvements at the Property (other than such amounts to be paid or reimbursed by tenants under the Leases or from a Reserve Fund) shall at any time exceed the Alteration Threshold Amount, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned in connection with any Securitization, (D) a completion bond or letter of credit issued by a financial institution having a rating by S&P of not less than A-1+ if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned in connection with any Securitization or (E) a Letter of Credit. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to Alterations to the Improvements on the Property (other than such amounts to be paid or reimbursed by tenants under the Leases or from a Reserve Fund) over the Alteration Threshold Amount and shall be returned to Borrower upon substantial completion of such Improvements, as reasonably determined by Lender.
          (b) With regard to any action described in this Section 5.1.21 for which Lender’s consent is required, Lender shall not withhold its consent or disapproval to any such action for more than ten (10) Business Days after request for approval thereof has been made by Borrower, accompanied by a detailed description of the request for which approval is sought, provided that Borrower submits such request for Lender’s approval in an envelope labeled “Priority” and delivered to Lender by overnight delivery and otherwise in accordance with the provisions of Section 10.6 and which request shall state at the top of the first page in bold lettering “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER.” In the event that Lender fails to either approve such request or disapprove such request (such disapproval stating the reasons for such disapproval) for more than ten (10) Business Days after receipt thereof, the action that was the subject of said request shall be deemed approved.
          5.1.22 Management of Property. Borrower shall cause the Property to be operated, in all material respects, in accordance with the Management Agreement (or Replacement Management Agreement, as applicable). In the event that the Management Agreement expires or is terminated, Borrower shall promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable.

          5.1.23 Hotel Operating Lease. (a) Borrower shall cause the Hotel Operator to operate the Property in accordance with the Hotel Operating Lease. Borrower shall diligently perform and observe in all material respects all of the terms, covenants and conditions of the Hotel Operating Lease on the part of Borrower to be performed and observed and shall promptly notify Lender of any notice received by Borrower of any material default in the performance or observance of any of the terms, covenants or conditions of the Hotel Operating Lease on the part of Borrower to be performed and observed. If Borrower shall default in the performance or observance of any material term, covenant or condition of any Hotel Operating Lease on the part of Borrower to be performed or observed beyond any applicable grace or cure period set forth in the Hotel Operating Lease, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its obligations hereunder or under the Hotel Operating Lease, but subject to delivery of written notice, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Hotel Operating Lease on the part of Borrower to be performed or observed.
          (b) The Hotel Operator shall be a single purpose, bankruptcy remote entity pursuant to applicable Rating Agency criteria (it being agreed that the organizational documents of Hotel Operator approved by Lender in connection with the Loan satisfy applicable Rating Agency criteria) and Borrower shall deliver to Lender an acceptable nonconsolidation opinion with respect to the Hotel Operator. The Hotel Operating Lease shall be subordinate to the Mortgage and shall provide that it shall be terminated without penalty to Lender, upon foreclosure of the Mortgage or delivery of a deed in lieu of foreclosure.
          (c) Except as expressly provided below, Borrower shall not consent to or enter into any of the following transactions, or any combination thereof, unless it has received written confirmation from the Rating Agencies that such transaction or combination thereof will not result in a qualification, downgrade or withdrawal of the then current ratings assigned to the Securities: (i) the surrender of the Hotel Operating Lease to an unaffiliated third party, (ii) the assignment by the Hotel Operator of its interest under the Hotel Operating Lease, (iii) the termination or cancellation of the Hotel Operating Lease, or (iv) the modification, change, supplement, alteration or amendment of the Hotel Operating Lease. Notwithstanding anything herein contained to the contrary, Borrower shall be permitted, without any such written confirmation from the Rating Agencies or the approval of Lender, to make any non-material modification, change, supplement, alteration or amendment to the Hotel Operating Lease and to waive any non-material rights thereunder (provided that any required consent of the Manager has been obtained and no such modification, change, supplement, alteration or amendment shall affect the subordination of the Hotel Operating Lease, the timing of payments under the Hotel Operating Lease, the single purpose bankruptcy-remote covenants of the Hotel Operator, or any material economic provision of the Hotel Operating Lease).
          5.1.24 Philadelphia Repair Work. Borrower shall cause Accor to perform the Philadelphia Repair Work (as defined in the Transfer Agreement) in accordance with the terms of the Transfer Agreement. Borrower will enforce the obligations of Accor under the Transfer Agreement to the end that Borrower may enjoy all the rights granted to Borrower under the Transfer Agreement with respect to the Philadelphia Repair Work (including, without limitation, Accor’s reimbursement obligations to Borrower). Borrower agrees that without the prior written consent of Lender Borrower will not execute amendments, modifications or restatements to the Transfer Agreement which have any material effect on the scope, timing, or manner of completion of the Philadelphia Repair Work.
          Section 5.2 Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Liens of the Mortgage in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:
          5.2.1 Operation of Property. Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement (other than those reasonably required to prevent a breach thereunder) without the prior consent of Lender, which consent may be withheld in Lender’s sole discretion.
          5.2.2 Liens. Borrower shall not, without the prior written consent of Lender, create, incur, assume or suffer to exist any Lien (other than the Liens which are being contested in good faith and with due diligence as required by the terms of Section 5.1.1 hereof or which have been fully bonded to the satisfaction of Lender) on any portion of the Property or knowingly permit any such action to be taken, except:
     (i) Permitted Encumbrances;
     (ii) Liens created by or permitted pursuant to the Loan Documents; and
     (iii) Liens for Taxes or Other Charges not yet due and payable.
          5.2.3 Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property, or (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction, in each case that would have a Material Adverse Effect, in each case, without obtaining the prior written consent of Lender or Lender’s designee (such consent shall not be unreasonably withheld), provided, however, that Borrower may amend or modify such organizational documents if (A) such action is taken in accordance with the terms and provisions of such organizational documents, (B) such action would not reasonably be expected to have a Material Adverse Effect, (C) such action is expressly permitted by the terms of the Loan Documents, or (D) such action is taken in connection with the contemporaneous repayment in full of the Debt, provided, further, in no event shall any amendment or modification to such organizational documents amend or modify the Special Purpose Provisions (as defined in Borrower’s limited liability company agreement) or effect Borrower’s status as a single purpose, bankruptcy remote entity.
          5.2.4 Change in Business. Borrower shall not enter into any line of business other than the ownership and operation of the Property and services related to resort operations,

or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.
          5.2.5 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business or as reasonably approved by Lender.
          5.2.6 Affiliate Transactions. Except for the Management Agreement and the Hotel Operating Lease, Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower except in the ordinary course of business and on terms which are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.
          5.2.7 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender not to be unreasonably withheld.
          5.2.8 Assets. Borrower shall not purchase or own any property other than the Property.
          5.2.9 Debt. Borrower shall not create, incur or assume any Indebtedness other than the Debt except to the extent expressly permitted hereby, including Borrower’s guarantee of the Management Agreement Guaranty.
          5.2.10 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property with (a) any other real property constituting a tax lot separate from the Property, or (b) any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.
          5.2.11 Principal Place of Business. Borrower shall not change its principal place of business set forth on the first page of this Agreement without first giving Lender thirty (30) days prior written notice.
          5.2.12 ERISA. (a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.
          (b) Borrower shall not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA and Borrower further covenants and agrees that one or more of the following circumstances is true:

     (i) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);
     (ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or
     (iii) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).
          5.2.13 Transfers. (a) Except as otherwise permitted by the provisions of this Agreement, Borrower will not, without the prior consent of Lender, (i) permit or suffer (by operation of law or otherwise) any sale, assignment, conveyance, transfer or other disposition of legal or equitable interest in all or any part of the Property (other than Permitted Encumbrances), (ii) permit or suffer (by operation of law or otherwise) any sale, assignment, conveyance, transfer or other disposition of any direct or indirect interest in Borrower or Hotel Operator, (iii) permit or suffer (by operation of law or otherwise) any mortgage, lien or other encumbrance of all or any part of the Property (other than Permitted Encumbrances), or (iv) permit or suffer (by operation of law or otherwise) any pledge, hypothecation, creation of a security interest in or other encumbrance of any direct or indirect interest in Borrower or Hotel Operator (each action described in clauses (i), (ii), (iii) and (iv) of this subsection is a “Transfer”). Notwithstanding anything to the contrary contained in this Agreement or in the other Loan Documents, (i) Transfers of interests in Sponsor or in any Person having any direct or indirect legal or beneficial interest in Sponsor or (ii) a Transfer by Accor of its direct or indirect twenty-five percent (25%) interest in Borrower and Hotel Operator shall not be prohibited or restricted in any manner whatsoever, including by sale, merger, consolidation or otherwise and shall not be subject to any notice, delivery, approval or consent requirements, including any requirement for an Additional Insolvency Opinion or any other requirement under Section 5.2.13(c) hereof.
          (b) A sale or conveyance by Borrower of all of the Property subject to the lien of the Mortgage (but not a mortgage, lien or other encumbrance) is permitted (and no transfer or assumption fee shall be payable in connection therewith) provided that the following conditions are satisfied:
     (i) no Event of Default shall have occurred and be continuing and such sale or conveyance shall not result in an Event of Default;
     (ii) the Person to whom the Property is sold or conveyed (the “Transferee”) satisfies the requirements of a Special Purpose Entity and the organizational documents of the Transferee are reasonably acceptable to Lender and, after a Securitization, to the Rating Agencies;
     (iii) a Permitted Owner owns not less than 51% of the direct or indirect equity interests in the Transferee and controls, directly or indirectly, the Transferee;
     (iv) Lender has received an additional nonconsolidation opinion (the “Additional Insolvency Opinion”) substantively similar to the Insolvency Opinion which may be relied upon by Lender, the Rating Agencies and their respective counsel, successors and assigns, with respect to the Transferee and its applicable affiliates, which Additional Insolvency Opinion shall be reasonably acceptable to Lender and, after a Securitization, the Rating Agencies;
     (v) the Transferee shall execute an assumption, effective as of the date of transfer, of all of the obligations of the Borrower thereafter arising or to be performed under this Agreement, the Mortgage and the other Loan Documents, subject, however, to the provisions of Section 9.4 hereof and upon such assumption, Borrower shall be released from the Loan Documents;
     (vi) unless otherwise approved in writing by Lender in its sole discretion, the entity which owns interests in the Transferee similar to the interests in Borrower owned by Sole Member shall have an ownership structure that is substantially the same as Borrower and the Sole Member;
     (vii) there shall be delivered to Lender opinions of counsel, in form, substance and from counsel reasonably satisfactory to Lender and substantially similar to those heretofore delivered as Lender requests on the following matters, subject to exceptions and conditions customarily contained in such opinions: (1) such corporate and securities opinions as shall be reasonably requested by Lender, including without limitation, any and all opinions as shall have been delivered to Lender in connection with the making of the Loan, and (2) such other legal opinions as shall be reasonably requested by Lender;
     (viii) if following such sale or conveyance, Manager will not be the property manager of the Property, then the property manager of the Property must be a Qualifying Manager;
     (ix) if such sale or conveyance occurs after a Securitization, the Rating Agencies shall have confirmed in writing that such sale or conveyance will not result in a requalification, reduction, downgrade or withdrawal of the ratings in effect immediately prior to such sale or conveyance for the Securities or any class thereof issued in connection with a Securitization which are then outstanding; and
     (x) if such sale or conveyance occurs prior to a Securitization, Lender shall have consented to such sale or conveyance.
          (c) A Transfer (but not a pledge, hypothecation, creation of a security interest in or other encumbrance) of any direct or indirect interest in Borrower is permitted provided that, immediately prior to such Transfer, no Event of Default has occurred and is continuing, and provided further that (i) following such Transfer (A) (1) one or more Sponsors and their respective Sponsor Affiliates directly or indirectly own not less than 51% of the direct or indirect interests in Borrower and (2) one or more of Sponsors and their respective Sponsor Affiliates directly or indirectly control Borrower or (B) if clause (A) does not apply, such Transfer is made by one or more Sponsors and/or their respective Sponsor Affiliates to a Permitted Owner who, together with the other Sponsors and their respective Sponsor Affiliates, owns 51% of the direct or indirect interests in Borrower and controls Borrower; (ii) if, as a result of any one or more Transfers or series of Transfers of direct or indirect interests in Borrower (and after giving effect to any such proposed or pending Transfer), more than 49% of the direct or indirect ownership interests in Borrower shall have been transferred to a Person not owning at least 49% of the direct or indirect ownership interests in Borrower on the Closing Date, an Additional Insolvency Opinion shall have been delivered to Lender which may be relied upon by Lender, the Rating Agencies and their respective counsel, with respect to the proposed Transfer, which Additional Insolvency Opinion shall be reasonably acceptable to a prudent lender acting reasonably and, after a Securitization, the Rating Agencies; (iii) unless otherwise approved in writing by Lender in its sole discretion, following such Transfer, Sole Member shall remain the sole member of Borrower owning no less than 100% of the direct equity interests in Borrower; and (iv) Borrower shall give or cause to be given written notice to Lender of the proposed Transfer not later than fifteen (15) days prior thereto, which notice shall set forth the name of the Person to which the interest in Borrower is to be Transferred and set forth the date the Transfer is expected to be effective.
          (d) A Transfer (but not a pledge, hypothecation, creation of a security interest in or other encumbrance) of any direct interest or indirect interest in Hotel Operator is permitted provided that, immediately prior to such Transfer, no Event of Default has occurred and is continuing, and provided further that (i) following such Transfer (A) (1) one or more Sponsors and their respective Sponsor Affiliates directly or indirectly own not less than 51% of the direct or indirect interests in Hotel Operator and (2) one or more of Sponsors and their respective Sponsor Affiliates directly or indirectly control Hotel Operator or (B) if clause (A) does not apply, such Transfer is made by one or more Sponsors and/or their respective Sponsor Affiliates to a Permitted Owner who, together with the other Sponsors and their Sponsor Affiliates, owns 51% of the direct or indirect interests in Hotel Operator and controls Hotel Operator; (ii) if, as a result of any one or more Transfers or series of Transfers of direct or indirect interests in Hotel Operator (and after giving effect to any such proposed or pending Transfer), more than 49% of the direct or indirect ownership interests in Hotel Operator shall have been transferred to a Person not owning at least 49% of the direct or indirect ownership interests in Hotel Operator on the Closing Date, an Additional Insolvency Opinion shall have been delivered to Lender which may be relied upon by Lender, the Rating Agencies and their respective counsel, with respect to the proposed Transfer, which Additional Insolvency Opinion shall be reasonably acceptable to a prudent lender acting reasonably and, after a Securitization, the Rating Agencies; (iii) unless otherwise approved in writing by Lender, following such Transfer, Hotel Operator Sole Member shall remain the sole member of Hotel Operator owning no less than 100% of the direct equity interests in Hotel Operator; (iv) such Transfer is permitted under the terms of the Management Agreement (or the Manager has consented in writing to such Transfer); (v) following such Transfer, the Operating Lease remains unmodified and in full force and effect; and (vi) Borrower shall give or cause to be given written notice to Lender of the proposed Transfer not later than fifteen (15) days prior thereto, which notice shall set forth the name of the Person to which the interest in Hotel Operator is to be Transferred and set forth the date the Transfer is expected to be effective.
          (e) Anything herein to the contrary notwithstanding, Whitehall and GEM shall be entitled to pledge, hypothecate or assign Whitehall’s and GEM’s respective indirect interest in Borrower or Hotel Operator to any Institutional Lender, provided that:

     (i) Lender shall have received written notice of such pledge, mortgage, hypothecation or assignment not less than five (5) Business Days prior to the date on which the same is scheduled to close;
     (ii) no Event of Default is then continuing;
     (iii) the financing secured by such pledge, mortgage, hypothecation or assignment is (x) recourse to Whitehall or (y) secured by a substantial portion of Whitehall’s assets;
     (iv) Lender receives a certificate executed by an authorized officer of Borrower or Hotel Operator or the managing member of Borrower or Hotel Operator (as applicable), certifying that the financing secured by such pledge, mortgage, hypothecation or assignment is not entered into solely in connection with refinancing of the Property; and
     (v) Neither Whitehall nor GEM shall pledge, hypothecate, or assign any direct interest of (A) Sole Member in Borrower or (B) Hotel Operator Sole Member in Hotel Operator (provided, that, this clause (v) shall not prohibit Whitehall or GEM from pledging, hypothecating or assigning its direct interests in Sole Member or Hotel Operator Sole Member (subject to the other provisions of this Section 5.2.13(e)).
          (f) Notwithstanding anything herein contained to the contrary, except as otherwise specifically permitted pursuant to clauses (b), (c) or (d) above, at all times, Whitehall and/or GEM shall directly or indirectly own not less than fifty-one percent (51%) of the direct or indirect interests in Borrower and Hotel Operator and directly or indirectly control Borrower and Hotel Operator.
          (g) Borrower agrees to bear and shall reimburse Lender on demand all reasonable out-of-pocket expenses incurred by Lender in connection with any transaction described in subsections (b), (c) and (d) of this Section 5.2.13.
          (h) After a Securitization, the provisions of this Section 5.2.13 shall not be modified or amended by Borrower and Lender unless the Rating Agencies have confirmed that such amendment or modification, in and of itself, will not result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Securities.
          (i) To the extent that Accor must obtain Borrower’s prior consent to a transfer by Accor of its direct or indirect interests in Borrower pursuant to the terms and conditions of the Management Agreement, Borrower shall not exercise such right without first obtaining the prior written consent of Lender to such a transfer.
VI. INSURANCE; CASUALTY; CONDEMNATION
          Section 6.1 Insurance. (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:

     (i) comprehensive all risk insurance including the peril of wind on the Improvements and the Personal Property, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00) for all such insurance coverage; (D) providing for up to five percent (5%) deductible for wind, hail and named storms; and (E) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance (A) in an amount equal to the lesser of (1) the outstanding principal balance of the Loan or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall require and (B) providing for no deductible in excess of Fifty Thousand and No/100 Dollars ($50,000.00) for such coverage; and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event the Property is located in an area with a high degree of seismic activity, provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i). Notwithstanding the foregoing, in the event that any portion of the Improvements is located in a federally designated “special flood hazard area”, Borrower shall obtain the flood hazard insurance described in this subsection (i) no later than twenty (20) Business Days from the Closing Date.
     (ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit, excluding umbrella coverage, of not less than Two Million and No/100 Dollars ($2,000,000) in the aggregate and One Million and No/100 Dollars ($1,000,000) per occurrence; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in Article 9 of the Mortgage to the extent the same is available;
     (iii) business interruption and/or rental loss insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income for the Property either returns to the same level it was at prior to the loss, or the expiration of Twelve (12)

months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected gross income from the Property for a period of eighteen (18) months from the date that the Property is repaired or replaced and operations are resumed. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the Property for the succeeding eighteen (18) month period. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;
     (iv) at all times during which structural construction, repairs or Alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;
     (v) workers’ compensation, subject to the statutory limits of the State in which the Property is located, and employer’s liability insurance with a limit of at least Five Hundred Thousand and No/100 Dollars ($500,000.00) per accident and per disease per employee, and Five Hundred Thousand and No/100 Dollars ($500,000.00) for disease aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);
     (vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;
     (vii) umbrella liability insurance in an amount not less than Twenty-Five Million and No/100 Dollars ($25,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;
     (viii) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million and No/100 Dollars ($1,000,000.00) if applicable;
     (ix) intentionally deleted;

     (x) insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with the insurance required under Sections 6.1(a)(i), (ii), (iii), (iv), (vi), and (vii) above at all times during the term of the Loan, provided that (A) such insurance is available at commercially reasonable rates and (B) commercial mortgage lenders are customarily requiring such coverage on properties similar to the Property; and
     (xi) upon sixty (60) days’ written notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.
          (b) All insurance provided for in Section 6.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State in which the Property is located, and having a claims paying ability rating of “A-” or better by S&P and “A2” or better by Moody’s. The Policies described in Section 6.1 (other than those strictly limited to liability protection) shall designate Lender as loss payee. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.
          (c) Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 6.1(a).
          (d) All Policies of insurance provided for or contemplated by Section 6.1(a), except for the Policy referenced in Section 6.1(a)(v), shall name Borrower, or Hotel Operator, as the insured and Lender as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.
          (e) All Policies of insurance provided for in Section 6.1(a)(v) shall contain clauses or endorsements to the effect that:
     (i) no act or negligence of Borrower, or anyone acting for Borrower, or of Hotel Operator or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;
     (ii) the Policy shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least (x) thirty (30) days’ written notice to Lender and any other party named therein as an additional insured, if the Policy is cancelled for reasons other than non-payment of premium, or (y) ten (10) day’s prior written notice to Lender and any other party named therein as an additional insured, if the Policy is cancelled as a result of non-payment of premium;
     (iii) the issuers thereof shall give written notice to Lender if the Policy has not been renewed five (5) days prior to its expiration; and
     (iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.
          (f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate.
          Section 6.2 Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such Casualty to Lender and shall promptly commence and diligently prosecute the completion of the repair and restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty, with such Alterations as may be reasonably approved by Lender (a “Restoration”) and otherwise in accordance with Section 6.4, provided, that if (A) Lender is obligated to make Net Proceeds available to Borrower for purposes of Restoration in accordance with the terms hereof, (B) Lender has received such Net Proceeds and (C) Lender has not made such Net Proceeds available to Borrower, then Borrower shall not be required to repair and restore the Property. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower after written notice from Lender.
          Section 6.3 Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 6.4. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.
          Section 6.4 Restoration. The following provisions shall apply in connection with the Restoration of the Property.
          (a) If the Net Proceeds shall be less than the Restoration Threshold Amount and the costs of completing the Restoration shall be less than the Restoration Threshold Amount, the Net Proceeds will be disbursed to Borrower.
          (b) If the Net Proceeds are equal to or greater than the Restoration Threshold Amount or the costs of completing the Restoration is equal to or greater than the Restoration Threshold Amount Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1(a)(i), (iv) and (vi) as a result of such Casualty, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award as a result of Condemnation, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.
     (i) The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:
     (A) no Event of Default shall have occurred and be continuing;
     (B) (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty-five percent (35%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such fire or other casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;
     (C) Borrower shall commence the Restoration as soon as reasonably practicable and shall diligently pursue the same to satisfactory completion;
     (D) Lender shall be reasonably satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such fire or other casualty or taking, whichever the case may be, will be covered out of the aggregate amount of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(iii), if applicable, or (3) by other funds of Borrower;
     (E) Lender shall be reasonably satisfied that the Restoration will be completed on or before the earliest to occur of (1) the Maturity Date, or (2) such time as may be required under applicable zoning law, ordinance, rule or regulation if such failure would be reasonably likely to result in a Material Adverse Effect;
     (F) the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable zoning laws, ordinances, rules and regulations;
     (G) the Restoration shall be done and completed by Borrower in a diligent fashion and in compliance with all applicable governmental laws, rules and regulations (including, without limitation, all applicable environmental laws); and
     (H) such fire or other casualty or taking, as applicable, does not result in the permanent loss of access to the Property or the related Improvements.
     (ii) Provided the Net Proceeds shall equal or exceed the Restoration Threshold Amount, the Net Proceeds shall be held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the applicable phase of the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property arising out of the Restoration which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.
     (iii) With respect to any Restoration that equals or exceeds the Restoration Threshold Amount, all plans and specifications required in connection with the Restoration, except for those plans and specifications substantially similar to those with which the Improvements on the Property have been built, shall be subject to prior review for approval (which approval shall not be unreasonably withheld) in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration the cost of which is greater than $50,000 as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Lender (not unreasonably withheld) and the Casualty Consultant. All reasonable costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.
     (iv) With respect to any Restoration that equals or exceeds the Restoration Threshold Amount, in no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to (x) if 50% or less of the Restoration has been completed, ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, or (y) if more than 50% of the Restoration has been completed, five percent (5%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
     (v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than twice every calendar month.
     (vi) With respect to any Restoration that equals or exceeds the Restoration Threshold Amount, if at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the

Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.
     (vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.
          (c) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) may be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall designate, in its discretion.
          (d) In the event of foreclosure of the Mortgage with respect to the Property, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.
          VII. RESERVE FUNDS
          Section 7.1 Required Repairs.
          7.1.1 Deposit of Required Repair Funds. Borrower shall perform the repairs at the Property as set forth on Schedule 1 hereto (such repairs hereinafter referred to as “Required Repairs”) and shall complete each of the Required Repairs on or before the date which is one (1) year after the date of this Agreement. On the Closing Date, Borrower shall deposit with Agent $297,000 to perform the Required Repairs. Amounts deposited pursuant to this Section 7.1.1 are referred to herein as the “Required Repair Funds.”
          7.1.2 Release of Required Repair Funds. Lender shall direct Agent to disburse to Borrower the Required Repair Funds upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the

Required Repairs to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, and (c) Lender shall have received a certificate from Borrower (i) stating that all Required Repairs to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with the Required Repairs and/or such other documentation as Lender may reasonably request of lawful and workmanlike progress or completion, (ii) identifying each Person that supplied materials or labor in connection with the Required Repairs to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender. Lender shall not be required to disburse Required Repair Funds more frequently than once each calendar month, unless such requested disbursement is in an amount greater than $25,000 (or a lesser amount if the total Required Repair Funds is less than $25,000, in which case only one disbursement of the amount remaining in the account shall be made).
          Section 7.2 Tax and Insurance Escrow Fund. (a) (i) Borrower shall deposit with Lender on each Payment Date one-twelfth (1/12) of the Taxes that will be payable during the next ensuing twelve (12) months in order to accumulate sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates, and (ii) on the first Payment Date in a Cash Management Period and on each subsequent Payment Date during the continuance of the Cash Management Period, Borrower shall, subject to the terms of the Management Agreement, deposit with Lender one-twelfth (1/12) of the Insurance Premiums that Lender reasonably estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (i) and (ii) above hereinafter called the “Tax and Insurance Escrow Fund”). The Tax and Insurance Escrow Fund and the payments of interest or principal or both, payable pursuant to the Note, shall be added together and shall be paid as an aggregate sum by Borrower to Lender. Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Mortgage. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. Any amount remaining in the Tax and Insurance Escrow Fund after the Debt has been paid in full shall be returned to Borrower. If, at any time with respect to Taxes, or, during the continuance of a Cash Management Period with respect to Insurance Premiums, Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in (i) and (ii) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount is sufficient to make up the deficiency at least thirty (30) days prior to delinquency of the Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be. Upon the termination of a Cash Management Period, any amounts remaining in the Tax and Insurance Escrow Fund which are allocable to the payment of Insurance Premiums (but not with respect to amounts in the Tax and Insurance Escrow Fund which are allocable to the payment of Taxes), shall be returned to Borrower. The amounts in the Tax and Insurance Escrow Fund which are allocable to the payment of Insurance Premiums shall be, at the time of determination, the lesser of (x) the aggregate amount of the amount of each payment into the Tax and Insurance Escrow Fund which has been allocated to the payment of Insurance Premiums, or (y) the positive difference between (1) the total amount of funds on deposit in the Tax and Insurance Escrow Fund and (2) the amount Lender estimates will be sufficient to pay the Taxes at least thirty (30) days prior to their respective due dates, less the amount of any anticipated future monthly payments into the Tax and Insurance Escrow prior to the payment of such Taxes which would be allocated to the payment of Taxes (as opposed to being allocated to the payment of Insurance Premiums).
          (b) Notwithstanding the foregoing Section 7.2(a), Borrower shall not be required to make deposits described in Subsection 7.2(a)(ii) above, provided Borrower delivers, throughout the term of the Loan, evidence reasonably satisfactory to Lender that all Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof have been paid under Sponsor’s blanket insurance policy covering the Property.
          Section 7.3 Intentionally Deleted.
          Section 7.4 FF&E Reserve Account.
          7.4.1 Deposits to the FF&E Reserve Account. Subject to the terms of the Management Agreement, Borrower shall, on each Payment Date, deposit with Lender an amount equal to one-twelfth (1/12) of the amount, if any, by which Required FF&E Amount exceeds the amount retained by Manager in the Replacement Reserve Account pursuant to Section 8.4 of the Management Agreement (the “FF&E Reserve Monthly Deposit”) to fund the FF&E Expenditures. Amounts so deposited shall hereinafter be referred to as Borrower’s “FF&E Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “FF&E Reserve Account”. Notwithstanding the foregoing, Borrower shall not be obligated to make the FF&E Reserve Monthly Deposit required to be made hereunder unless and until the occurrence, and during the continuance of, a Cash Management Period, provided (i) that Borrower submits to Lender, on a quarterly basis, a certificate setting forth the type and cost of FF&E Replacements that were made at the Property during the immediately preceding calendar quarter and (ii) that Borrower, on a semi-annual basis delivers to Lender receipts for payment or other documentary evidence reasonably satisfactory to Lender (x) that Borrower has spent at least the Required FF&E Amount for the FF&E Replacements at the Property during the immediately preceding calendar year or (y) that Borrower has deposited into the FF&E Reserve Account the amount equal to the difference between the Required FF&E Amount and the amount spent for the FF&E Replacements at the Property during the immediately preceding calendar year.

          7.4.2 Disbursements from the FF&E Reserve Account. (a) Lender shall make disbursements from the FF&E Reserve Account to pay Borrower only for the FF&E Expenditures.
          (b) Lender shall, upon written request from Borrower and satisfaction of the requirements set forth in this Section 7.4.2, disburse to Borrower amounts from the FF&E Reserve Account to pay for the costs of FF&E Replacements or to reimburse Borrower therefor, upon completion of such FF&E Replacements (or, upon partial completion in the case of FF&E Replacements performed pursuant to Section 7.4.2(e) hereof) as reasonably determined by Lender. In no event shall Lender be obligated to disburse funds from the FF&E Reserve Account if a Default or an Event of Default exists.
          (c) Each request for disbursement from the FF&E Reserve Account shall be in a form specified or reasonably approved by Lender and shall specify (i) the specific FF&E Replacements for which the disbursement is requested, (ii) the quantity and price of each item purchased, if the FF&E Replacements includes the purchase or replacement of specific items, (iii) the price of all materials (grouped by type or category) used in any FF&E Replacements other than the purchase or replacement of specific items, and (iv) the cost of all contracted labor or other services applicable to such FF&E Replacements for which such request for disbursement is made. With each request Borrower shall certify that all FF&E Replacements has been performed in accordance with all applicable Legal Requirements of any applicable Governmental Authority having jurisdiction over the Property. Each request for disbursement shall include copies of invoices for all items or materials purchased and all contracted labor or services provided. Except as provided in Section 7.4.2(e) hereof, each request for disbursement from the FF&E Reserve Account shall be made only after substantial completion of the FF&E Replacements for which disbursement is requested. Borrower shall provide Lender evidence of substantial completion of the subject FF&E Replacements satisfactory to Lender in its reasonable judgment.
          (d) As a condition to any disbursement, Lender may reasonably require Borrower to obtain lien waivers from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than $50,000 for completion of its work or delivery of its materials. Any lien waiver delivered hereunder shall conform to the requirements of applicable law and shall cover all work performed and materials supplied (including equipment and fixtures) for the Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current reimbursement request (the release of lien shall be effective through the date covered by the previous release of funds request).
          (e) If (i) the cost of any FF&E Replacements exceeds $50,000, (ii) the contractor performing such FF&E Replacements requires periodic payments pursuant to terms of a written contract, and (iii) Lender has approved in writing in advance such periodic payments in its reasonable judgment, a request for reimbursement from the FF&E Reserve Account may be made after completion of a portion of the work under such contract, provided (A) such contract requires payment upon completion of such portion of the FF&E Replacements, (B) the materials for which the request is made are on site at the Property and are properly secured or have been installed in the Property, (C) all other conditions in this Agreement for disbursement have been satisfied, (D) funds remaining in the FF&E Reserve Account are, in Lender’s reasonable judgment, sufficient to complete such FF&E Replacements and other FF&E Replacements when required, and (E) if required by Lender, each contractor or subcontractor receiving payments under such contract shall provide a waiver of lien with respect to amounts which have been previously paid to that contractor or subcontractor.
          (f) Borrower shall not make a request for disbursement from the FF&E Reserve Account more frequently than twice in any calendar month and (except in connection with the final disbursement) the total cost of all FF&E Replacements in any request shall not be less than $50,000.
          7.4.3 Performance of FF&E Replacements. (a) Borrower shall perform or cause to be performed FF&E Replacements as necessary to keep the Property in condition and repair consistent with other hotels with the same class of service in the same market segment in the metropolitan area in which the Property is located, and to keep the Property or any portion thereof from deteriorating. Borrower shall complete or cause to be completed all FF&E Replacements in a good and workmanlike manner as soon as practicable following the commencement of performing such FF&E Replacements.
          (b) Following the occurrence of and during the continuation of an Event of Default, Borrower grants Lender the right to enter onto the Property and perform any and all work and labor necessary to complete or perform such FF&E Replacements and/or employ watchmen to protect the Property from damage. All sums so expended by Lender, to the extent not from the FF&E Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the Mortgage. For this purpose, Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake such FF&E Replacements in the name of Borrower. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney-in-fact as follows: (i) to use any funds in the FF&E Reserve Account for the purpose of performing or completing such FF&E Replacements; (ii) to make such additions, changes and corrections to such FF&E Replacements as shall be necessary or desirable to complete such FF&E Replacements; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Property, or as may be necessary or desirable for the completion of such FF&E Replacements, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with the Property or the rehabilitation and repair of the Property; and (vii) to do any and every act which Borrower might do in its own behalf to fulfill the terms of this Agreement.
          (c) Nothing in this Section 7.4.3 shall: (i) make Lender responsible for performing or completing any FF&E Replacements; (ii) require Lender to expend funds in addition to the FF&E Reserve Fund to perform or complete any FF&E Replacements; (iii) obligate Lender to proceed with any FF&E Replacements; or (iv) obligate Lender to demand from Borrower additional sums to perform or complete any FF&E Replacements.

          (d) Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or authorized third parties performing FF&E Replacements pursuant to this Section 7.4.3 to enter onto the Property during normal business hours (subject to the rights of tenants under their Leases) and upon reasonable prior notice to inspect the progress of any FF&E Replacements and all materials being used in connection therewith, to examine all plans and shop drawings relating to such FF&E Replacements which are or may be kept at the Property, and to complete any FF&E Replacements made pursuant to this Section 7.4.3. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section 7.4.3(d) or the completion of FF&E Replacements pursuant to this Section 7.4.3.
          (e) If a disbursement will exceed $100,000, Lender may require an inspection of the Property at Borrower’s expense prior to making a disbursement from the FF&E Reserve Account in order to verify completion of the FF&E Replacements for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of any amounts from the FF&E Reserve Account. Borrower shall pay the reasonable expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.
          (f) The FF&E Replacements and all materials, equipment, fixtures, or any other item comprising a part of any FF&E Replacements shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other liens (except for the Permitted Encumbrances, the Liens which are being contested in good faith and with due diligence as required by the terms hereof and those Liens existing on the date of this Agreement which have been approved in writing by Lender).
          (g) Provided such disbursement will exceed $100,000, before each disbursement from the FF&E Reserve Account, Lender may require Borrower to provide Lender with a search of title to the applicable Individual Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s liens or other liens of any nature have been placed against the Property since the date of recordation of the related Individual Mortgage and that title to the Property is free and clear of all Liens (other than the lien of the Mortgage, the Permitted Encumbrances, the Liens which are being contested in good faith and with due diligence as required by the terms hereof and any other Liens previously approved in writing by Lender, if any).
          (h) All FF&E Replacements shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.
          (i) In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workers’ compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with any FF&E Replacements. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed.
          7.4.4 Failure to Perform FF&E Replacements. (a) It shall be an Event of Default under this Agreement if Borrower fails to comply with any provision of this Section 7.4 and such failure is not cured within ninety (90) days after notice from Lender, provided Borrower shall be provided additional time as is reasonably necessary to cure so long as (x) Borrower shall have commenced the cure and have diligently pursued the cure to completion or (y) the delay is caused by an event of force majeure. Upon the occurrence and during the continuance of such an Event of Default, Lender may use the FF&E Reserve Fund (or any portion thereof) for any purpose, including but not limited to completion of the FF&E Replacements as provided in Section 7.4.3, or for any other repair or replacement to Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the FF&E Reserve Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.
          (b) Nothing in this Agreement shall obligate Lender to apply all or any portion of the FF&E Reserve Fund on account of an Event of Default to payment of the Debt or in any specific order or priority.
          7.4.5 Balance in the FF&E Reserve Account. The insufficiency of any balance in the FF&E Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents. Upon the termination of a Cash Management Period, provided no Event of Default shall have occurred and be continuing and the requirements set forth in subsections 7.4.1(i) and (ii) are satisfied, any amounts remaining in the FF&E Reserve Fund shall be returned to Borrower.
          Section 7.5 Intentionally Deleted.
          Section 7.6 Reserve Funds, Generally. (a) Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt.
          (b) Upon the occurrence of (i) an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion.
          (c) The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.
          (d) The Reserve Funds shall be held in interest bearing accounts and all earnings or interest on a Reserve Fund shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund.

          (e) Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.
          (f) Notwithstanding anything to the contrary contained herein, any amounts remaining in the Reserve Funds after the Debt has been paid in full shall be paid to Borrower.
          Section 7.7 Intentionally Deleted.
          VIII. DEFAULTS
          Section 8.1 Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):
     (i) if (x) any payment of principal or interest due pursuant to the Note, this Agreement or any of the other Loan Documents (other than the payment due on the Maturity Date) is not paid on or within one (1) Business Day after the date the same is due, (y) the Debt is not paid on the Maturity Date, or (z) any other portion of the Debt is not paid on or within five (5) Business Days after the same is due;
     (ii) if any of the Taxes or Other Charges are not paid within five (5) Business Days after the date the same is due, subject to the Borrower’s right to contest pursuant to Section 5.1.2 hereof;
     (iii) if the Policies are not kept in full force and effect, or if certificates evidencing such Policies are not delivered to Lender within two (2) Business Days following Lender’s written request therefor;
     (iv) if Borrower Transfers or encumbers any portion of the Property without Lender’s prior written consent in violation of the provisions of Article 6 of the Mortgage;
     (v) if any representation or warranty of Borrower, Hotel Operator or of any Guarantor, made herein, in the Guaranty or in any other Loan Document, or in any certificate, report, financial statement or other instrument or document furnished to Lender shall have been false or misleading in any material respect when made and such representation or warranty, if made by Borrower after the date hereof, shall, if the condition that gave rise to the breach of representation or warranty is capable of being cured, remain untrue or incorrect for a period ending thirty (30) days after Borrower has received written notice of the inaccuracy of such representation or warranty from Lender, provided, however, if the breach of representation or warranty is of a nature which is curable but which cannot be cured within such thirty (30) day period such failure shall not be an Event of Default if Borrower, within such thirty (30) day period, shall have commenced to cure the condition that give rise to the breach of representation or warranty and thereafter diligently pursues such cure, in which event Borrower shall have such additional time as is reasonably required to effect such cure, but in no event more than one hundred twenty (120) days after the discovery of such inaccuracy;
     (vi) if Borrower, Hotel Operator or Guarantor shall make an assignment for the benefit of creditors;
     (vii) if a receiver, liquidator or trustee shall be appointed for Borrower, Hotel Operator or Guarantor or if Borrower, Hotel Operator or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Hotel Operator or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower, Hotel Operator or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Hotel Operator or Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days;
     (viii) a default by Guarantor under any of the Guaranties that remains uncured for a period of ten (10) Business Days after notice to all Guarantors, it being understood that any Guarantor may (but is not obligated to) cure the defaulting Guarantor’s default;
     (ix) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
     (x) if Borrower breaches any of its respective negative covenants contained in Section 5.2 (other than Section 5.2.11) or any covenant contained in Section 4.1.30 hereof;
     (xi) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;
     (xii) if any of the assumptions contained in the Insolvency Opinion or in any other “non-consolidation” opinion delivered to Lender pursuant to this Agreement is or shall become untrue in any material respect;
     (xiii) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xii) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed one hundred and twenty (120) days; or
     (xiv) if there shall be a default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, and if no cure period is specified in the particular default, Section 8.1(a)(xiii) hereof shall apply.
          (b) Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (vi) or (vii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to all of the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any and all of the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi) or (vii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.
          Section 8.2 Remedies. (a) Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all of the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.
          (b) With respect to Borrower and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property for the satisfaction of any of the Debt in preference or priority to the Property, and Lender may seek satisfaction out of all of the Property or any part thereof, in its absolute discretion in respect of the Debt. In addition, during the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.
          (c) Upon the request of Lender (or its nominees and successors and assigns) in connection with a foreclosure, deed in lieu of foreclosure of other acquisition of the Property or any part thereof resulting from an Event of Default, Borrower shall, and shall cause the Hotel Operator and Manager to, cooperate with Lender (and its nominees and successors and assigns) in (i) the transfer to Lender (or such nominee, successor or assign) of any licenses and permits (including without limitation liquor licenses) necessary or appropriate for the operation of the Property; (ii) the obtaining by Lender (or such nominee, successor or assign) of any licenses and permits (including without limitation liquor licenses) necessary or appropriate for the operation of the Property; and (iii) the continuation by Borrower, Hotel Operator and Manager, as applicable, of any existing licenses and permits (including without limitation liquor licenses) and/or arrangements for liquor sales and service to be conducted by third party venders, under catering licenses or otherwise, until new licenses and permits are obtained.
          (d) Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall reasonably request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until five (5) Business Days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Except as may be required in connection with a securitization pursuant to Section 9.1 hereof, (i) Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, (ii) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date, and (iii) the Severed Loan Documents shall not increase Borrower’s obligations or decrease its rights hereunder.
          Section 8.3 Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.
          IX. SPECIAL PROVISIONS
          Section 9.1 Sale of Notes and Securitization.
          9.1.1 Cooperation. At the request of the holder of the Note and, to the extent not already required to be provided by Borrower under this Agreement, Borrower shall use reasonable efforts (at the sole cost and expense of Lender, including reimbursement of all out-of-pocket third party fees and reasonable expenses of Borrower) to satisfy the market standards to which the holder of the Note customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with the sale of the Note or participations therein or the first successful securitization (such sale and/or securitization, the “Securitization”) of rated single or multi-class securities (the “Securities”) secured by or evidencing ownership interests in the Note and the Mortgage, including, without limitation, to:
          (a) (i) provide such available or otherwise required under the Loan Documents financial and other information with respect to the Property, Borrower and the Manager, (ii) provide available or otherwise required under the Loan Documents budgets relating to the Property and (iii) to perform or permit or cause to be performed or permitted such site inspection, and furnish appraisals, market studies, environmental reviews and reports, and engineering reports of the Property, as may be reasonably requested by the holder of the Note or the Rating Agencies or as may be necessary or appropriate in connection with the Securitization (the “Provided Information”), it being understood and agreed by Borrower and Lender, however, that any such information regarding Guarantor shall remain confidential;
          (b) execute such amendments to the Loan Documents and organizational documents as may be reasonably requested by the holder of the Note or the Rating Agencies or otherwise to comply with Rating Agency Requirements to effect the Securitization; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (i) change the interest rate, the stated maturity or the amortization of principal set forth in the Note, (ii) modify or amend any other material economic term of the Loan, or (iii) increase Borrower’s obligations under this Agreement or the other Loan Documents or decrease Borrower’s rights under this Agreement or the other Loan Documents; and provided further that the aggregate amount of the substitute notes shall (i) be no more than the then unpaid principal amount secured by the Mortgage, and (ii) contain terms, provisions and clauses (x) no less favorable to Borrower than those contained herein and in the Note, and (y) which do not increase Borrower’s obligations hereunder or decrease Borrower’s rights under the Loan Documents. If Lender redefines the interest rate, the amount of interest payable under the severed notes, in the aggregate, shall at all times equal the amount of interest which would have been payable under the Note at the Regular Interest Rate.
          In cooperating with Lender’s requests for information and documentation required by Lender to complete any Securitization as set forth in this Agreement, neither Borrower nor any Guarantor shall: (1) incur any additional liability, (2) suffer any increased obligation or (3) diminish any of their respective rights under this Agreement of any other Loan Document.
          9.1.2 Loan Components. Borrower covenants and agrees that in connection with any Securitization of the Loan, upon Lender’s request Borrower shall deliver one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan and modify the Cash Management Agreement in order to evidence the creation of the newly created components (and for no other purpose) such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum bond execution for the Loan, provided, however, the monthly Debt Service Payment Amount shall not change, and substitute notes shall aggregate not more than the then unpaid principal amount secured by the Mortgage, and contain terms, provisions and clauses (x) no less favorable to Borrower than those contained herein and in the Note, and (y) which do not increase Borrower’s obligations hereunder or decrease Borrower’s rights under the Loan Documents. If Lender redefines the interest rate, the amount of interest payable under the severed notes taken, in the aggregate, shall at all times equal the amount of interest which would have been payable under the Note at the Regular Interest Rate.
          9.1.3 Securitization Costs. All costs and expenses incurred by Lender in connection with the Securitization and all reasonable out-of-pocket costs and expenses incurred by Borrower in connection with Borrower’s complying with requests made under this Section 9.1 (including reasonable legal fees of Borrower’s counsel) shall be paid by Lender provided, however, that the foregoing shall not require Lender to pay or reimburse Borrower for any costs and expenses that Borrower would otherwise be required to pay or reimburse Lender for under any other provision of this Agreement in the event that no Securitization had occurred.
          9.1.4 Conversion of Loan and Creation of Subordinate Debt. Lender shall have the right, at Lender’s sole cost and expense, at any time prior to the final Securitization of the Loan to convert a portion thereof into subordinate financing, including, but not limited to, mezzanine debt, subordinate debt or participations in the Loan (collectively, the “Subordinate Loan”), provided that (i) the aggregate principal amount of the Loan and the Subordinate Loan on the date of such adjustment shall equal the aggregate outstanding principal balance of the Loan immediately prior to such adjustment, (ii) the Loan and the Subordinate Loan shall have a weighted average interest rate equal to the Regular Interest Rate immediately prior to such adjustment, and (iii) the other terms and provisions of the Loan and the Subordinate Loan shall substantially remain unchanged, except for changes which are customary with respect to Subordinate Loan financing. Borrower shall cooperate with all reasonable requests of Lender in connection with any such adjustment of the Loan and shall execute and deliver such documents as shall reasonably be required by Lender in connection therewith. All costs and expenses incurred by Lender in connection with this Section 9.1.4 and all reasonable out-of-pocket costs and expenses incurred by Borrower in connection with Borrower’s complying with requests made under this Section 9.1.4 (including Borrower’s out-of-pocket legal expenses) shall be paid by Lender; provided, however, that the foregoing shall not require Lender to pay or reimburse Borrower for any costs and expenses that Borrower would otherwise be required to pay or reimburse Lender under any other provision of this Agreement in the event that no Securitization or Subordinate Loan had occurred, provided that such documents (including the documents evidencing the Subordinate Loan) shall contain terms, provisions and clauses (x) no less favorable to Borrower than those contained herein and in the Note, and (y) which do not increase Borrower’s obligations hereunder or decrease Borrower’s rights under the Loan Documents. If Lender redefines the interest rate, the amount of interest payable under the severed notes, in the aggregate, shall at all times equal the amount of interest which would have been payable under the Note at the Regular Interest Rate.
          Section 9.2 Securitization Indemnification. (a) Borrower understands that certain of the Provided Information may be included in disclosure documents in connection with the Securitization, including, without limitation, a prospectus, prospectus supplement or private placement memorandum (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will reasonably cooperate with the holder of the Note in updating the Disclosure Document by providing all current available information or otherwise required under the Loan Documents necessary to keep the Disclosure Document accurate and complete in all material respects.
          (b) Upon Lender’s request, Borrower agrees to provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an indemnification certificate (A) certifying that Borrower has carefully examined such memorandum or prospectus, as applicable, specifically pertaining to Borrower, the Property and/or the Loan, and that such portions do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying, with respect to the final private placement memorandum or final prospectus (or the final private placement memorandum or final prospectus as supplemented), as applicable, Lender (and for purposes of this Section 9.2, Lender hereunder shall include its officers and directors), the Affiliate of Greenwich Capital Markets, Inc. (“Greenwich”) that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person or entity who controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Greenwich Group”), and Greenwich, each of its directors and each Person who controls Greenwich within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities but excluding any lost profits, diminution in value and consequential damages (collectively, the “Liabilities”) to which Lender, the Greenwich Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the portions of the disclosure document specifically pertaining to Borrower, the Property and/or the Loan (provided such portions have been reviewed and approved by Borrower) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections (provided Borrower has examined and approved such portions) or necessary in order to make the statements in such sections or in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Greenwich Group and the Underwriter Group for any reasonable legal or other expenses reasonably incurred by Lender and Greenwich in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable only to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the memorandum or prospectus or in connection with the underwriting of the debt, including, without limitation, financial statements of Borrower, operating statements, rent rolls, environmental site assessment reports and property condition reports with respect to the Property (except that (x) Borrower’s obligations to indemnify in respect of any information contained in a preliminary or final private placement memorandum or a preliminary or final prospectus that is derived in part from information provided by Borrower and in part from information provided by others, Borrower’s indemnification shall be limited to any untrue statement or alleged untrue statement therein or omission therefrom that results from information provided by Borrower which Borrower has been given an opportunity to examine and approve, and (y) Borrower shall have no responsibility for the failure of Lender (or its agents) to accurately transcribe written information supplied by Borrower). This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification provided for in clauses (B) and (C) above shall be effective whether or not an indemnification certificate described in (A) above is provided and shall be applicable based on information previously provided by Borrower or its Affiliates if Borrower does not provide the indemnification certificate. It is agreed that Lender shall specify the information in the aforementioned memorandum or prospectus covered by such certificate. In addition, it is agreed that such certificate may state that it expresses no conclusion, with respect to a prospectus required to be filed with the U.S. Securities and Exchange Commission (“SEC”), as to the necessity of including information in such prospectus or the proper presentation of any information included therein to comply with the technical requirements imposed by regulation or SEC staff interpretations under the Securities Act relating to the information required to be included by the form of the registration statement to be filed. Notwithstanding anything to the contrary in this Section 9.2, the indemnity, reimbursement and contribution obligations set forth in this Section 9.2 with respect to any preliminary private placement memorandum or preliminary prospectus shall not inure to the benefit of Lender, the Greenwich Group or the Underwriter Group (the “Indemnified Member”) if the Person asserting any such loss, claim, damage or liability purchased any of the Securities which are the subject thereof and did not receive a copy of the final private placement memorandum or final prospectus (or the final private placement memorandum or final prospectus as supplemented) at or prior to the confirmation of the sale of such Securities to such person in any case where such delivery is required and the untrue statement or omission of a material fact contained in such preliminary private placement memorandum or preliminary prospectus was corrected in the final private placement memorandum or final prospectus (or the final private placement memorandum or final prospectus as supplemented).
          (c) In connection with filings under the Exchange Act, Borrower agrees to indemnify (i) Lender, the Greenwich Group and the Underwriter Group for Liabilities to which Lender, the Greenwich Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Provided Information (which is used in such filing and which Borrower has had an opportunity to examine and approve) a material fact required to be stated in order to make the statements in the Provided Information, in light of the circumstances under which they were made not misleading and (ii) reimburse Lender, the Greenwich Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Greenwich Group or the Underwriter Group in connection with defending or investigating the Liabilities only in the event that it shall be determined that there was such an omission.
          (d) Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party and shall have the right to negotiate and enter into and/or consent to any settlement, subject to the prior approval of Lender and, if different, the Indemnified Member, which approval shall not be unreasonably withheld provided that such approval is not required in connection with any settlement which includes any unconditional release of all Indemnified Members involved in such action and all related actions for all liability for which such parties are seeking indemnification and there is no admission of wrongdoing on the part of any Indemnified Member. After notice from the indemnifying party to such indemnified party under this Section 9.2 the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party to parties. The indemnifying party shall not be liable for the expenses of more than one such separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party. If Borrower has assumed the defense of any action brought against any Indemnified Member, then such Indemnified Member shall not settle such action without the consent of Borrower, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the indemnifying party shall not be responsible for defending any action in which a final determination is made concluding that there was such an omission.
          (e) In order to provide for just and equitable contribution in circumstances in which the indemnity agreements provided for in Section 9.2(b) or (c) is or are for any reason held to be unenforceable by an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c) the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 1l(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Greenwich’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.
          (f) The liabilities and obligations of both Borrower and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.
          Section 9.3 Lender ERISA Representations and Covenants.
          (a) As of the date hereof and for so long as Lender is holder of all or part of the Loan (i) Lender is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, or a plan described in Section 4975(e)(l) of the Code, subject to Section 4975 of the Code, (ii) none of the assets of Lender constitutes “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (iii) Lender is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) Lender is not in violation of any state statute regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect (“Applicable State Law”), which prohibit or otherwise restrict the transactions contemplated by this Agreement.
          (b) With respect to transfers of an interest in the Loan by Lender to a third party (a “Purchaser”), Lender shall:
     (i) obtain from such Purchaser a covenant essentially the same as this covenant Section 9.3(b) and either (A) a representation essentially the same as the covenant set forth in Section 9.3(a) above (but substituting the term “Purchaser” for the term “Lender” therein) or (B) a representation providing reasonable assurance that the transfer of the interest in the Loan and the holding by Purchaser of such interest for so long as Purchaser holds such interest are exempt from or otherwise not prohibited under Section 406 of ERISA, Section 4975 of the Code and Applicable State Law; or

     (ii) transfer such interest through the sale of the Loan to a trust or other entity which would issue securities (A) structured in such manner as Lender reasonably believes to be covered under an administrative or other exemption from Section 406 of ERISA, Section 4975 of the Code and Applicable State Law which, if the securities are “equity securities” for this purpose, provides relief at least comparable to that provided by PTE 2002-41, or, if the securities are “debt” for this purpose, provides relief at least comparable to that provided by PTE 84-14, or (B) subject to appropriate transfer restrictions (which shall apply to the initial purchase as well as any subsequent transfer) comparable to clause (i) above applicable to any class of securities as to which no such exemption is available; provided, however, that the trustee for any such securitization shall not be required to make such covenants or representations as to itself.
          Section 9.4 Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, Guarantor or any direct or indirect principal, director, officer, employee, beneficiary, shareholder, partner, member, Constituent Member, trustee, agent or affiliate of Borrower, Guarantor or any person owning, directly or indirectly, any legal or beneficial interest in Borrower, or Guarantor or any successors or assigns of any of the foregoing (collectively, the “Exculpated Parties”), except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower or any of the Exculpated Parties in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted the Mortgage or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including reasonable attorneys’ fees and costs reasonably incurred but excluding any consequential damages) arising out of or in connection with the following:
     (i) fraud or intentional misrepresentation by Borrower or Hotel Operator in connection with the Loan;

     (ii) the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in the Mortgage concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender with respect thereto in either document;
     (iii) to the extent proceeds received by Borrower or Hotel Operator, the misappropriation by Borrower or Hotel Operator in violation of an express provision in the Loan Documents of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property, (B) any awards or other amounts received in connection with the Condemnation of all or a portion of the Property, (C) any Rents received following an Event of Default, or collected more than thirty (30) days in advance, or (D) any security deposits;
     (iv) failure to obtain Lender’s prior written consent required under this Agreement to any subordinate financing or other voluntary lien encumbering the Property; and
     (v) the material failure of Borrower to maintain its status as a single purpose entity in compliance with Section 4.1.30 of this Agreement or the material failure of Hotel Operator to maintain its status as a single purpose entity in compliance with Section 19 of the Subordination Agreement.
          Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgage or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that: (i) Borrower fails to obtain Lender’s prior written consent to any Transfer of the Property as required by this Agreement; (ii) Borrower or Hotel Operator files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (iii) an Affiliate, officer, director, or representative which controls, directly or indirectly, Borrower or Hotel Operator files, or joins in the filing of, an involuntary collusive petition against Borrower or Hotel Operator under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person; (iv) Borrower or Hotel Operator solicits or causes to be solicited petitioning creditors for any involuntary collusive petition from any Person; (v) any Affiliate, officer, director, or representative which controls Borrower or Hotel Operator joins in voluntary or involuntary collusive application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, Hotel Operator or any portion of the Property (vi) Borrower or Hotel Operator makes a voluntary or involuntary collusive assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.
          Notwithstanding anything to the contrary in this Agreement or any other Loan Document, and except for each Guarantor’s obligations under the Guaranty, no present or future Constituent Member in Borrower, nor any present or future shareholder, officer, director, employee, trustee, beneficiary, advisor, member, partner, principal, participant or agent of or in

Borrower or of or in any person or entity that is or becomes a Constituent Member in Borrower, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any of the Loan Documents, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Lender on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. In addition, Lender, for itself and its successors and assigns, acknowledges and agrees that neither Borrower, nor any Constituent Member, nor any other party, is assuming any personal liability, directly or indirectly, under or in connection with any agreement, lease, instrument, claim or right constituting a part of the Property or to which the Property is now or hereafter subject.
          For purposes of this Agreement and each of the other Loan Documents, neither the negative capital account of any Constituent Member in Borrower nor any obligation of any Constituent Member in Borrower to restore a negative capital account or to contribute or loan capital to Borrower or to any other Constituent Member in Borrower shall at any time be deemed to be the property or an asset of Borrower (or any such other Constituent Member) and neither Lender nor any of its successors or assigns shall have any right to collect, enforce or proceed against with respect to any such negative capital account or obligation to restore, contribute or loan.
          Section 9.5 Termination of Manager. In the event that (a) an Event of Default shall have occurred or (b) Manager shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Manager, Borrower shall, at the request of Lender, terminate the Management Agreement and replace the Manager with a Qualifying Manager (other than Manager), it being understood and agreed that the management fee for such replacement manager shall not exceed then prevailing market rates. Notwithstanding the foregoing, subsection (a) above shall only be applicable provided that a Management Termination Event shall have occurred.
          Section 9.6 Servicer. At the option of Lender, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Lender and Lender may delegate all or my portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Lender shall be responsible for any reasonable set-up fees or any other initial costs relating to or arising under the Servicing Agreement. Notwithstanding anything to the contrary, Lender shall endeavor (without liability for failure to do so) to provide Borrower with notification of any change in the entity servicing the Loan; provided that it shall not constitute an Event of Default hereunder if due to such failure Borrower sends any payments required to be made hereunder to the Lender or any predecessor entity servicing the Loan, and Lender shall provide Borrower with notification of any change in the interim servicing.
          X. MISCELLANEOUS
          Section 10.1 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.
          Section 10.2 Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.
          Section 10.3 Governing Law. (A) THE LOAN WAS ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER AND LENDER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
          (B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS

LAW AND BORROWER AND LENDER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER AND LENDER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.
          Section 10.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
          Section 10.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
          Section 10.6 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), followed by a hard copy via one of the other methods described above addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender	Greenwich Capital Financial Products, Inc.
600 Steamboat Road
Greenwich, Connecticut 06830
Attn: Commercial Mortgage Loan Department
Telephone No.: (203) 618 2373
Facsimile No.: (203) 629 8363

with a copy to:	Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention: Charles E. Schrank
Facsimile (312) 853-7036

If to Borrower:	c/o Whitehall Street Global Real Estate Limited Partnership 2005
85 Broad Street, 10th Floor
New York, New York 10004
Attention: Whitehall Chief Financial Officer
Facsimile No: (212) 357-5505

With copies to:	c/o GEM Realty Capital, Inc.
900 North Michigan Avenue, Suite 1450
Chicago, Illinois 60611
Attention: Craig Cafferelli
Facsimile No: (312) 915-2901

and

Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, New York 10022
Attention: Jennifer M. Morgan, Esq.
Facsimile No: (212) 446-4900

and
Pircher, Nichols & Meeks
1925 Century Park East, Suite 1700
Los Angeles, California 90067
Attention: Real Estate Notices (SCS/WB)
Facsimile No: (310) 201-8922

and

Accor Business and Leisure North America, Inc.
4001 International Parkway
Carrollton, Texas 75507
Attention: Olivier Poirot
Facsimile No: (972) 716-6508

and

Proskauer Rose LLP
1585 Broadway
New York, New York 10036
Attention: Steven Lichtenfeld
Facsimile No: (212) 969-2900

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery (or refusal); in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day.
          Section 10.7 Trial by Jury. BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER AND LENDER.
          Section 10.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
          Section 10.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
          Section 10.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
          Section 10.11 Intentionally Deleted.
          Section 10.12 Intentionally Deleted.
          Section 10.13 Expenses; Indemnity. (a) Except as otherwise set forth herein, Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (ii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (iii) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (iv) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (v) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (vi) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Cash Management Account.
          (b) Borrower shall indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever but excluding lost profits, diminution in value and consequential damages (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened (in writing), whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender. If Lender claims indemnification under this Section 10.13(b) Lender shall promptly notify Borrower of the nature and basis of the claim or legal or administrative proceeding giving rise to such claim or indemnification (each, an “Indemnified Claim”). After notice by Lender, Borrower shall defend Lender by attorneys and other professionals reasonably approved by Lender and shall have the right to negotiate and enter into and/or consent to any settlement, subject to the prior approval of Lender, such approval not be unreasonably withheld provided that such approval shall not be required in connection with any settlement which includes any unconditional release of Lender and all related actions for all liability for which Lender is seeking indemnification and there is no admission of wrongdoing on the part of Lender. If Borrower has assumed the defense of any action brought against Lender, then Lender shall not settle such action without the consent of Borrower. Notwithstanding the foregoing, Lender may, engage its own attorneys and other professionals to defend or assist it in the event the defense as conducted by Borrower is not proceeding or being conducted in a satisfactory manner or that a conflict of interest exists between any of the parties represented by Borrower’s counsel in such action or proceeding; provided, however, (x) that so long as no Event of Default exists, Lender shall provide Borrower with fifteen (15) days prior written notice of any determination pursuant to this Section 10.13 (unless Lender determines, in its sole discretion, that its interest may be adversely affected prior to the expiration of such notice period, in which case, Lender may take immediate action and send written notice to Borrower thereafter); and (y) shall not enter into any settlement of such a proceeding without the consent of Borrower, which consent shall not be unreasonably withheld.
          Section 10.14 Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
          Section 10.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
          Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries. (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.
          (b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

          Section 10.17 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, Greenwich, or any of their Affiliates shall be subject to the prior written approval of Lender.
          Section 10.18 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.
          Section 10.19 Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.
          Section 10.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.
          Section 10.21 Brokers and Financial Advisors. Borrower hereby represents that, other than Goldman Sachs & Co. and JMB Financial Advisors, it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

          Section 10.22 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the term sheet dated as of November 1, 2006, are superseded by the terms of this Agreement and the other Loan Documents.
          Section 10.23 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original but all of which together shall constitute one and the same instrument.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER: SOUTH 17TH STREET OWNERCO, LLC, a Delaware limited liability company
By:	South 17th Street OwnerCo Mezzanine, LLC,
a Delaware limited liability company,
its sole member

By:	Platinum OwnerCo, LLC,
a Delaware limited liability company,
its sole member

By:	/s/ Eric Siegel
	Name:	Eric Siegel
Its: Authorized Signatory

LENDER: GREENWICH CAPITAL FINANCIAL PRODUCTS, INC, a Delaware corporation
By:	/s/ Christine H Moran
	Name:	Christine H Moran
	Title:	VP